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LOAN AGREEMENT



          LOAN AGREEMENT dated as of April 29, 1994 among CCC INFORMATION SERVICES, INC., a Delaware corporation ("CCCIS"), and CCC DEVELOPMENT COMPANY ("CCCDC"), a Delaware general partnership, jointly and severally (each of CCCIS and CCCDC, individually, a "Borrower" and collectively, the "Borrowers"), the financial institutions party hereto as lenders (each such institution, together with any assignee thereof, a "Lender", and such institutions, together with any assignees thereof, collectively, the "Lenders") and CANADIAN IMPERIAL BANK OF COMMERCE, as agent for the Lenders (together with its successors in such capacity, the "Agent").

SECTION 1.     DEFINITIONS

          The capitalized terms used in this Agreement shall have the following meanings, unless otherwise defined herein.

          ADDITIONAL COSTS:  has the meaning assigned to that term in Section
6.1 of this Agreement.

          AGGREGATE REVOLVING CREDIT LOAN COMMITMENT: from the date of this Agreement to and including April 29, 1998, $10,000,000; and after April 29, 1998, $5,000,000.

          AGGREGATE TERM LOAN COMMITMENT:  $30,000,000.

          AGREEMENT: this Loan Agreement, as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

          ALTERNATE BASE RATE: a fluctuating rate of interest per annum equal to the highest of

          (a) the rate of interest most recently announced by the Agent at its Booking Office as its base rate;

          (b) the CD Published Moving Rate most recently determined by the Agent, PLUS 1/2 of 1% per annum; and

          (c)  the Overnight Funds Rate, PLUS 1% per annum.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Agent in connection with extensions of credit. Changes in the rate

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of interest on any Loan maintained as an Alternate Base Rate Loan shall take effect simultaneously with each change in the Alternate Base Rate. The Agent shall give notice promptly to the Borrowers of changes in the Alternate Base Rate.

          ALTERNATE BASE RATE LOAN: a Loan bearing interest based on the Alternate Base Rate.

          ALTERNATE LAWS and APPLICABLE LAW: respectively, (i) all applicable laws and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority and rules, regulations, orders, licenses and permits of any governmental body, instrumentality, agency or authority, and (ii) any of the foregoing.

          ASSIGNED COLLATERAL:  has the meaning assigned to that term in Section
4.1 of the Security Agreements.

          ASSIGNEE: a bank or financial institution which purchases from a Lender party hereto an Assignment pursuant to an Assignment Agreement.

          ASSIGNMENT: with respect to a Lender, an assignment of a portion of such Lender's obligation to make Loans hereunder and of such Lender's rights hereunder, by such Lender to an Assignee pursuant to an Assignment Agreement.

          ASSIGNMENT AGREEMENT: an assignment agreement between a Lender and an Assignee, in substantially the form attached as Exhibit H to this Agreement, as the same from time to time may be extended, amended, supplemented, modified or waived and in effect.

          BOOKING OFFICE: with respect to any Eurodollar Loans or Alternate Base Rate Loans, the respective office of each Lender or an affiliate designated as its "Eurodollar Lending Office" or "Alternate Base Rate Lending Office," respectively, in Schedule 1-B to this agreement, PROVIDED, that a Lender may designate a different Booking Office with respect to its Eurodollar Loans or Alternate Base Rate Loans from time to time upon notice to the Borrowers; PROVIDED, FURTHER, that the Alternate Base Rate Lending Office of such Lender shall be located in the United States.

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          BORROWER and BORROWERS:  have the meanings assigned to such terms in the introduction to this Agreement.

          BUSINESS DAY: any day other than a Saturday, Sunday or a day when banks are authorized or required by law to close in New York, New York and, if such day relates to a borrowing of, a payment or prepayment or principal of, or interest on, or a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Borrowers with respect to any such borrowship, payment, prepayment, conversion or Interest Period, any day which is also a London Banking Day.

          CAPITAL EXPENDITURES: for any period, the aggregate of all expenditures (whether payable in cash or accrued as a liability (but without duplication) during such period and including that portion of Capital Leases which are capitalized on the consolidated balance sheet of CCCIs and its subsidiaries (excluding the capitalization of the costs of software development, PROVIDED, that such capitalization is in accordance with GAAP)) during such period that, in conformity with GAAP, are required to be included in or are reflected by CCCIS or any of its subsidiaries in fixed asset accounts as reflected in any of their balance sheets (including expenditures for equipment purchased simultaneously with the trade-in of existing equipment owned by a Borrower or any of its subsidiaries to the extent the gross amount of such purchase price exceeds the book value of the equipment being traded in, but excluding expenditures for equipment purchased for resale or lease to customers in the ordinary course of business of a Borrower or any of a Borrower's subsidiaries, PROVIDED, that the gross amount of such resale price or the aggregate lease payments required to be made throughout the term of the lease exceeds the purchase price of such equipment, PROVIDED, that such resale or lease occurs within three months after the date of such expenditure).

          CAPITAL LEASE: as applied to a Borrower, any lease of any property (whether real, personal or mixed) by such Borrower as lessee which, in conformity with GAAP, is accounted for as capital lease on the balance sheet of such Borrower (but excluding any lease of any property by such Borrower which is sold or leased to customers in the ordinary course of business of such Borrower or any of such Borrower's subsidiaries, PROVIDED, that the gross amount of such sale price or the aggregate lease payments required to be made throughout the term of the lease exceeds the

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aggregate lease payments required to be made by such Borrower, PROVIDED, that such sale or lease occurs within three months after the date of the origination of such lease by such Borrower).

          CAPITAL STOCK: with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

          CCCDC: has the meaning assigned to such term in the introduction to this Agreement.

          CCCDC SECURITY AGREEMENT: the CCC Development Company Security Agreement dated as of April 29, 1994 among the Collateral Agent, CCCDC and the Agent, in substantially the form attached as Exhibit G to this Agreement, as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

          CCCIS: has the meaning assigned to such term in the introduction of this Agreement.

          CCCIS SECURITY AGREEMENT: the CCC Information Services Inc. Security Agreement dated as of April 29, 1994 among the Collateral Agent, CCCIS and the Agent, in substantially the form attached as Exhibit D to this Agreement, as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

          CD PUBLISHED MOVING RATE: at any time, the latest three-week moving average of daily secondary market morning offering rates in the United States for three-month certificates of deposit of major United Stated money market banks, such three-week moving average being determined weekly on the second Business Day of each week by the Agent on the basis of

          (a) such rates reported by certificate of deposit dealers to, and published by, the Federal Reserve Bank of New York; or

          (b) if such publication is suspended or terminated, the rate of interest determined by the Agent to be the average of the bid rates quoted to the Agent by two certificate of deposit dealers or recognized standing selected by the Agent (in its sole discretion)

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     for the purchase at face value of three-month certificates of deposit in an amount approximately equal or comparable to the Alternate Base Rate Loan with respect to which the computation is being made,

in either case rounded upwards, if necessary, to the next higher 1/16 of 1%.

          CODE:  the Internal Revenue Code of 1986, as amended.

          COLLATERAL AGENT: Canadian Imperial Bank of Commerce, together with any successor or assignee, as collateral agent pursuant to the Security Agreements.

          COMMITMENT FEE: the fee described in Section 12.2 of this Agreement.

          COMMITMENT PERCENTAGE: with respect to a Lender, the percentage set forth opposite its signature hereto (as such percentage may be changed to give effect to any Assignment by such Lender).

          CONSOLIDATED CURRENT ASSETS: for any date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidation balance sheet of CCCIS and its subsidiaries as of such date, except that there shall be excluded therefrom cash and Permitted Investments.

          CONSOLIDATED CURRENT LIABILITIES: for any date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of CCCIS and its subsidiaries as of such date, except that there shall be excluded therefrom (i) the current portion of the principal amount of long-term Indebtedness and of the Term Loans and (ii) the outstanding principal amount of the Revolving Credit Loans.

          CONSOLIDATED NET INTEREST EXPENSE: for any period, total interest expense (including the interest component of Capital Leases) of CCCIS and its subsidiaries on a consolidated basis determined for such period in conformity with GAAP, including, without limitation, all commissions, discounts (including discounts accrued under the Contract Funding Agreements) and other fees and charges owed with respect to any financings or letters of credit and net costs under Interest Rate Contracts, PLUS all cash dividends paid

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on such period on preferred stock which is Indebtedness, MINUS total interest income in that period.

          CONSOLIDATED NET INCOME: for any period, the net earning (or loss) after taxes of CCCIS and its subsidiaries on a consolidated basis determined for such period in conformity with GAAP.

          CONSOLIDATED WORKING CAPITAL: for any date, the Current Assets on such date, MINUS the Current Liabilities on such date.

          CONTINGENT OBLIGATION: any contractual obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, including, without limitation, direct or indirect guaranties, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

          CONTRACT FUNDING AGREEMENTS: collectively, (i) the contracts specified in Schedule 1-C and (ii) any similar contracts entered into by a Borrower if (a) the aggregate lease payments required to be made throughout the terms of all leases subject to such similar contracts shall not exceed $1,000,000 and (b) the Agent shall have received executed copies of all agreements and documents delivered in connection therewith no later than May 30, 1994.

          CREDIT EXPIRATION DATE: has the meaning set forth in Section 5.1 of this Agreement.

          DEFAULT: an Event of Default, or an event which with the notice or lapse of time or both would become an Event of Default.

          DOLLARS and $:  lawful money of the United States of America.

          EBITDA: for any period, Consolidated Net Income for such period, PLUS (i) Consolidated Net Interest Expense, PLUS (ii) all charges in such period for income taxes, PLUS

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(iii) all charges in such period for amortization of intangibles, depletion and depreciation, in each case to the extent reflected in Consolidated Net
Income.

          EFFECTIVE DATE: the first date on which the conditions precedent set forth in Section 8 have been satisfied or waived and the Agent shall have delivered a notice to the Borrowers and the Lenders to that effect.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          ERISA AFFILIATE: (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Borrower; (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with a Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as a Borrower, as any corporation described in clause (i) above or as any trade or business described in clause (ii) above.

          EURODOLLAR LOAN:  a Loan bearing interest based on the Eurodollar
Rate.

          EURODOLLAR RATE: with respect to any Interest Period for any Eurodollar Loan, the rate per annum determined by the Agent to be equal to the quotient (rounded upwards, if necessary, to the next higher 1/16 of 1%) of (y) (i) the rate of interest for deposits in Dollars for a period equal to the number of days in such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days prior to the first day of such Interest Period, or (ii) if such rate does not appear on the Telerate Page 3750 at such time, the rate per annum at which deposits in Dollars are offered by the Agent in immediately available funds at its Eurodollar Lending Office in an amount comparable to the principal amount of such Eurodollar Loan for a period equal to such Interest Period at approximately 10:00 A.M., New York City time, on the date two Business Days before the first day of such Interest Period, divided by
(z) a number equal to 1.00 minus the Eurodollar Reserve Percentage.

          EURODOLLAR RESERVE PERCENTAGE: for any day, the maximum percentage (expressed as a decimal) specified from time to time by the Board of Governors of the Federal

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Reserve System (or any successor) for determining the maximum reserve requirements (including, but not limited to, supplemental, marginal and emergency reserves) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System. The Eurodollar Rate shall be adjusted automatically with respect to any Eurodollar Loan outstanding on the effective date of any change in the Eurodollar Reserve Percentage, as of such effective date.

          EVENT OF DEFAULT:  any of the Events of Default described in
Section 11 of this Agreement.

          EXCESS CASH: for any period, EBITDA, MINUS actual payments in such period for taxes, PLUS any reduction (or MINUS any increase) in the Consolidated Working Capital of CCCIS and its consolidated subsidiaries for such period, MINUS any principal payments of Indebtedness and of the Loans not reflected in any reduction or increase in the Consolidated Work Capital of CCCIS and its Consolidated Subsidiaries for such period, MINUS any Capital Expenditures in such period, MINUS the capitalization of the cost of software development by a Borrower or any of its subsidiaries for such period to the extent that such capitalization is in accordance with GAAP, MINUS expenditures in such period by a Borrower or any of its subsidiaries for equipment purchased for resale or lease to customers in the ordinary course of business of such Borrower or any such subsidiary, PROVIDED, that the gross amount of such resale price or the aggregate lease payments required to be made throughout the term of the lease exceeds the purchase price of such equipment and such resale or lease occurs within three months after the date of such expenditure, MINUS Consolidation Net interest Expense for such period, MINUS, any principal payments under any Contract Funding Agreement, MINUS $1,000,000.

          EXISTING INDEBTEDNESS: indebtedness of CCCIS, InfoVest and certain of its subsidiaries arising out of the agreements specified on Schedule 1-E.

          FEDERAL BANKRUPTCY CODE: Title 11 of the United States Code, Sections 101, ET SEG., and the rules and regulations promulgated thereunder, as amended from time to time.

          GAAP: generally accepted accounting principles in the United States of America in effect from time to time.

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          GOVERNMENTAL AUTHORITY:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          GUARANTY: the Guaranty dated as of April 29, 1994 made by InfoVest in favor of the Agent for the benefit of the Lenders, in substantially the form attached as Exhibit E to this Agreement, as the same from time to time may be extended, amended, supplemented, modified or waived and in effect.

          INDEBTEDNESS: with respect to any Person, at any time, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptance, notes or other instruments, (ii) under profit payment agreements (other than profit-sharing or bonus plans or agreements for employees or, after calendar year 1995, payments to Tech-Cor from the profits generated under the Tech-Cor Agreement) or in respect of obligations to redeem, repurchase or exchange any securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except (A) accounts payable and accrued expenses relating to the deferred purchase price of property or services arising in the ordinary course of business but only if and so long as the same are payable on conventional terms within 90 days of the date such accounts payable or such accrued expenses were created, (B) such accrued expenses relating to the deferred purchase price of property or services arising in the ordinary course of business but only if and so long as the same does not exceed in the aggregate $500,000 in any fiscal year of the Borrower, (C) accounts payable to Tech-Cor in connection with services rendered by Tech-Cor under the Tech-Cor Agreement, and (D) reasonable attorney's and accountant's fees and expenses incurred in the ordinary course of business of the Borrowers or InfoVest, (v) in respect of Capitalized Leases and (vi) which are Contingent Obligations, (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time, (c) all indebtedness, obligations or other liabilities of such Person in respect

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of Interest Rate Contracts and currency hedging agreements, net of liabilities owned to such Person by the counterparties thereon, and (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption.

          INFOVEST:  InfoVest Corporation, a Delaware corporation.

          INTEREST PERIOD: with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or converted from an Alternate Base Rate Loan or the last day of the next preceding Interest Period with respect to such Eurodollar Loan and ending on the same day in the first, third or sixth calendar month thereafter, as the Borrowers may select as provided in Section 2.1 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month) or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing, (i) no Interest Period may extend beyond the Credit Expiration Date; (ii) each Interest Period which would otherwise end of a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (iii) each Interest Period which would otherwise commence before and end after the Credit Expiration Date shall end on the Credit Expiration Date; and (iv) notwithstanding clauses (i) and (iii) above, no Interest Period shall have a duration of less than one month and, if any Interest Period would otherwise be a shorter period, such Eurodollar Loans shall be Alternate Base Rate Loans during such period.

          INTEREST RATE CONTRACTS: interest rate exchange, collar or cap or similar agreements providing interest rate protection.

          JOINT VENTURE AGREEMENT: the Joint Venture and Distribution Agreement by and between CCC Vehicle Damage Estimators, Inc. and White River, as successor in interest to UCOP, Inc., dated as of November 9, 1990.

          LENDER and LENDERS: have the meanings assigned to such terms in the introduction to this Agreement.

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          LETTER OF AGREEMENT:  the Letter of Agreement dated as of November
27, 1991 between CCCIS and Allstate Insurance Company, attached as Schedule 1-L to this Agreement.

          LIEN: any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any jurisdiction in connection with any of the foregoing).

          LOANS and LOAN: respectively, (i) Revolving Credit Loans and/or Term Loans, and (ii) any single such Revolving Credit Loan or Term Loan.

          LOAN DOCUMENTS: this Agreement, the Master Notes, the Term Notes, the Security Agreements and each other agreement, document or instrument delivered in connection herewith or therewith.

          LOAN REQUEST:  a written request, in substantially the form of
Exhibit I to this Agreement, delivered by the Borrowers to the Agent pursuant to Section 2.3 of Section 3.3 of this Agreement.

          LONDON BANKING DAY: any day on which dealings in Dollar deposits are carried out in the London interbank markets.

          MASTER NOTE and MASTER NOTES:  respectively, (i) the promissory note issued by the borrowers and payable to the order of a Lender evidencing Revolving Credit Loans of such Lender, as provided herein, in substantially the form attached as Exhibit A to this Agreement, and (ii) all such promissory notes.

          MULTIEMPLOYER PLAN: a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or was at any time during the five preceding years, contributed to by a Borrower, any subsidiary of a Borrower or any ERISA Affiliate for the benefit of its employees.

          NOTES and NOTE: respectively, (i) Master Notes and/or Term Notes, and (ii) any single Master Note or Term Note.

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          NOTICE OF CONVERSION OR CONTINUATION:  a written notice, in substantially the form of Exhibit J to this Agreement, delivered by the Borrowers to the Agent pursuant to section 4.1(c) of this Agreement.

          OVERNIGHT FUNDS RATE: for any day, a fluctuating interest rate per annum equal to the rate of interest offered in the interbank market to the Agent as the overnight Federal funds rate as at or about 10:00 a.m., New
York City time, on such day (or if such day is not a Business Day, for the next preceding Business Day).

          PARTICIPANT: has the meaning set forth in Section 14.6 (b) of this Agreement.

          PARTICIPATION: a participation between a Lender and a Participant, as provided in Section 14.6(b) hereof.

          PBGC:     Pension Benefits Guaranty Corporation or any successor
thereto.

          PERMITTED INVESTMENTS: investments in the following: (i) obligations issued by, or the principal of and interest on which are fully guaranteed by, the United Stated of America or any agency or instrumentality thereof; (ii) commercial paper rated A-1+ or A-1 by Standard & Poor's Ratings Group and P-1 by Moody's Investor Services, Inc.; (iii) certificates of deposit, other deposits or bankers' acceptances issued by or established with commercial banks having unimpaired capital and unimpaired surplus of at least $250,000,000 and whose commercial paper (or commercial paper which is supported by such bank's letter of credit or commitment to lend) is rated A-1+ or A-1 by Standard & Poor's Rating Group and P-1 by Moody's Investor Services, Inc.; and (iv) money market funds whose investments are made solely in securities having the highest rating then given by Standard & Poor's Ratings Group and Moody's Investors. Service, Inc. which have maturity dates not later than 90 days after the acquisition thereof by any such fund.

          PERSON: an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity whether acting in an individual, fiduciary or other capacity.

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          PLAN:  any "employee benefit pension plan" or other "plan"
(including a Multiemployer Plan) established or maintained, as to which contributions have been made, by any Person for its respective employees and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

          PLEDGE AGREEMENT: the Pledge and Security Agreement dated as of April 29, 1994 among InfoVest, the Collateral Agent and the Agent, in substantially the form attached as Exhibit F to this Agreement, as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

          PLEDGE COLLATERAL: has the meaning set forth in Section 4.1 of the Pledge Agreement.

          POST-DEFAULT RATE: the Alternate Base Rate as in effect from time to time plus three percent (3.0%).

          PURCHASE MONEY DEBT: Indebtedness representing all or any part of (but not more than) the purchase price of any property, and any Indebtedness incurred at the time of or within 180 days prior to or after the acquisition of any property for the purpose of financial all or any part of the purchase price thereof, but only if, immediately after giving effect thereto, no Default would exist, and any renewals, extensions or refundings thereof, but not any increases in the principal amounts thereof or interest rates upon the occasion of any such renewal, extension or refunding (but excluding Indebtedness representing all or any part of the purchase price of any property purchased for resale or lease to customers in the ordinary course of business of a Borrower or any of a Borrower's subsidiaries, PROVIDED, that the gross amount of such resale price or the aggregate lease payments required to be made throughout the terms of the lease exceeds such Indebtedness, that such resale or lease occurs within three months after the date such Indebtedness arises, and that the terms of such resale or lease require payments to such Borrower or such subsidiary that are sufficient to repay such Indebtedness and interest thereon on a timely basis).

          PURCHASE MONEY LIEN: a Lien securing Purchase Money Debt but only if, in the case of any such Lien, (a) such Lien shall at all times be confined solely to the property the purchase price of which was financed through the incurrence of the Purchase Money Debt secured by such

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Lien, and (b) the aggregate principal amount of Purchase Money Debt secured by such Lien shall at no time exceed an amount equal to 75% of the lesser  of
(1) the cost (including the principal amount of such Purchase Money Debt) to the related Borrower of the property subject to such Lien or (2) the fair market value of such property at the time of such acquisition.

          REGULATORY CHANGE: any change in United States federal, state or foreign laws or the making of any interpretations, directives or requests applying to a class of banks, including a Lender, of or under any United States federal, state, or foreign laws, or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          REPORTABLE EVENT:  any event described in Section 4043(b) of ERISA.

          REQUIRED LENDERS: the Lenders whose principal amount of outstanding Loans aggregate at least 66-2/3% of the total aggregate principal amount of Loans outstanding or, if no such amounts are outstanding, the Lenders whose Commitment Percentages aggregate at least 66-2/3%.

          REVOLVING CREDIT LOAN COMMITMENT: with respect to a Lender, an amount equal to the product of (i) such Lender's Commitment Percentage and
(ii) the Aggregate Revolving Credit Loan Commitment.

          REVOLVING CREDIT LOAN and REVOLVING CREDIT LOANS:  respectively,
(i) a loan made from time to time by a Lender to the Borrowers under Section
2.1 hereof, and (ii) all of such loans made by the Lenders to the Borrowers.

          SECURITY AGREEMENT and SECURITY AGREEMENTS: respectively, (i) the CCCDC Security Agreement or the CCCIS Security Agreement, and (ii) both of such agreements.

          SERVICING AGREEMENT: the Servicing Agreement dated as of May ____, 1994, between CCCIS and InfoVest, attached hereto as Schedule 1-S.

          TAXES: all taxes, levies, imposts, duties, or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, and any liability (including penalties and interest) arising

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therefrom or with respect thereto, other than any taxes on the net income or any similar tax in lieu of any income tax of a Lender pursuant to the income tax laws of any governing jurisdiction where such Lender's principal office or Booking Office is located and other than United Stated withholding taxes.

          TECH-COR AGREEMENT: the agreement to be entered into between CCCIS and Tech-Cor with respect to the installation and marketing of an automobile repair estimating system developed by CCCIS in various automobile repair facilities with whom Allstate Insurance Company transacts business, including facilities through the Priority Repair Option program maintained by Allstate Insurance Company, all as contemplated by the Letter of Agreement.

          TERMINATION EVENT: (i) Reportable Event with respect to a Plan, as to which the requirements of Section 4043(a) of ERISA have not been waived by the PBGC (provided that a failure to meet the minimum funding standard of Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers by the PBGC); (ii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA or any other even or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan;
(iii) the complete or partial withdrawal of a Borrower from a Multiemployer Plan or the receipt by a Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; (iv) the institution of a proceeding by a fiduciary of any Multiemployer Plan against a Borrower to enforce Section 515 of ERISA; or (v) any event or circumstances under which a Borrower may reasonably be expected to incur any liability under Title IV of ERISA with respect to any Plan other than liabilities to make contributions and pay premiums in the ordinary course.

          TERM LOAN and TERM LOANS: respectively, (i) a loan made by a Lender to the Borrowers under Section 3.1 hereof, and (ii) all of such loans made by the Lenders to the Borrowers.

          TERM LOAN COMMITMENT: with respect to a Lender, an amount equal to the product of (i) such Lender's Commitment Percentage and (ii) the Aggregate Term Loan Commitment.

          TERM NOTE and TERM NOTES: respectively, (i) the promissory note issued by the Borrowers and payable to the order of a Lender evidencing the Term Loan of such Lender, as provided herein, in substantially the form attached as Exhibit B to this Agreement, and (ii) all such promissory notes.

          TOTAL DEBT SERVICE COVERAGE: for any period, the quotient obtained by dividing (i) EBITDA MINUS Capital Expenditures by (ii) Consolidated Net Interest Expense, PLUS common or preferred stock cash dividends, or any other cash distribution in respect thereof, paid by CCCIS, PLUS common or preferred stock cash dividends, or any other cash distribution in respect thereof, paid by CCCIS, PLUS scheduled Term Loan installment payments required to be made pursuant to Section 3.1(b) (without giving effect to any prepayments made with respect to such installment payments), PLUS principal payments required to made under Contract Funding Agreements, in each case determined for such period without duplication.

          WHITE RIVER:  White River Corporation, a Delaware corporation.

SECTION 2.     REVOLVING CREDIT LOANS

          2.1 REVOLVING CREDIT LOANS. (a) Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees that it will, from time to time prior to the Credit Expiration Date, make Revolving Credit Loans to the Borrowers, subject to the immediately succeeding sentence. All Revolving Credit Loans shall be made by the Lenders proportionately to their respective Commitment Percentages, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Credit Loan hereunder nor shall the Revolving Credit Loan Commitment of any Lender be increased or decreased as a result of any such failure. Anything contained herein to the contrary notwithstanding, a Lender shall not be obligated in any manner to make any Revolving Credit Loan in a principal amount which exceeds the positive result of (i) such Lender's Revolving Credit Loan Commitment, less (ii) the aggregate principal amount of Revolving Credit Loans made by such Lender outstanding on the proposed date of the making of such Revolving Credit Loan. Not later than

1:00 p.m., New York City time, on the date of the proposed borrowing, each Lender shall, to the extent required by the second sentence of this clause,
(a), pay over to the Agent in immediately available funds in Dollars an amount equal to such Lender's Commitment Percentage of the aggregate principal amount of the Revolving Credit Loans requested by the Borrower, and the Agent shall, upon receipt of such funds from the Lenders, make such funds available to the Borrowers at the Agent's office in New York City or shall disburse such funds in Dollars to the Borrowers in accordance with the disbursement instructions set forth in the Loan Request.

          (b) A Lender shall not be obligated to make a Revolving Credit Loan pursuant to this Section 2.1 on any date to the extent that (i) the aggregate principal amount of all outstanding Revolving Credit Loans made by such Lender immediately after the making by such Lender of its Commitment Percentage of such requested Revolving Credit Loan would exceed the Revolving Credit Loan Commitment of such Lender, or (ii) the aggregate principal amount of all Revolving Credit Loans outstanding immediately after the making of such requested Revolving Credit Loan and all other Revolving Credit Loans to be made on such date would exceed the Aggregate Revolving Credit Loan Commitment at such time. Each Loan Request, to be effective, shall include a computation demonstrating compliance with the limits set forth in the immediately preceding sentence. Each Revolving Credit Loan shall be subject to the terms and provisions of Sections 4 and 6 hereof.

          2.2 MASTER NOTES. Each Revolving Credit Loan made by a Lender shall be evidenced by, and recorded on, a Master Note duly executed by the Borrowers and payable to the order of such Lender. The Borrowers hereby authorize each Lender to make the appropriate notations on the schedule annexed to the Master Note payable to such Lender for purposes of recording any Revolving Credit Loan made by such a Lender thereon and any payments or prepayments made with respect thereto (provided that any failure by such Lender to make any such notation shall not affect the obligations of the Borrowers hereunder or under such Master Note in respect of such Revolving Credit Loan). The Borrowers agree that each notation made by a Lender on the schedule annexed to the Master Note payable to it shall be final and conclusive absent demonstrable error. The aggregate principal amount of each Lender's Revolving Credit Loans outstanding at any time shall constitute the principal amount owing on such

Lender's Master Note at such time. The principal of each Master Note, together with all accrued and unpaid interest thereon, shall be payable on the Credit Expiration Date, subject to Section 4.1 hereof and to acceleration as provided in this Agreement.

          2.3  LOAN REQUESTS.  The Borrowers shall deliver to the Agent a
Loan Request (i) for a Eurodollar Loan, not later than 11:00 a.m., New York City time, at least three Business Days prior to the date of the proposed borrowing and (ii) for an Alternate Base Rate Loan, not later than 11:00
A.M., New York City time, on the day of the proposed borrowing. The Loan Request shall specify (i) the date of the proposed borrowing (which shall be a Business Day, and, with respect to the first borrowing, shall be a Business Day on or prior to the date which is thirty (30) days following the date of execution of this Agreement), (ii) the aggregate amount of the Revolving Credit Loans to be made on that date (which shall be a minimum principal amount of $1,000,000, in the case of Eurodollar Loans, and $250,000, in the case of Alternate Base Rate Loans, and be in integral multiples of $100,000),
(iii) whether such Loan is an Alternate Base Rate Loan or a Eurodollar Loan,
(iv) in the case of a Eurodollar Loan, the duration of the initial Interest Period applicable to such Eurodollar Loan, (v) the disbursement instructions for the proceeds of such Revolving Credit Loans and (vi) a certification by the Borrowers that (x) the representations and warranties of the Borrowers set forth in Section 7 of this Agreement are on the date of such Loan Request, and will be on the date of the proposed borrowing, true and correct as if made on and as of such dates, and (y) no Default or Event of Default shall have occurred and be continuing on such dates. Any Loan Request given pursuant hereto shall be irrevocable. Promptly after receipt of a Loan Request, the Agent shall notify each Lender of the proposed borrowing.

          2.4 THE REVOLVING LOAN COMMITMENT. (a) The Borrowers may from time to time reduce the Aggregate Revolving Credit Loan Commitment by $1,000,000 or a multiple thereof upon five Business Days' written notice to the Agent (which shall give prompt notice of the receipt thereof to the Lenders) signed by the President, the Chief Financial Officer or the Treasurer of each Borrower. Any such reduction shall be permanent and irrevocable and shall reduce the Revolving Loan Commitment of each Lender pro rata based on its Commitment Percentage; PROVIDED that (1) the amount of the Aggregate Revolving Loan Commitment as so reduce shall at no time be less than the aggregate principal amount of all outstanding Revolving Credit Loans and (2) the amount of the Revolving Loan Commitment of a Lender as so reduced shall at no time be less than the aggregate principal amount of all outstanding Revolving Credit Loans made by such Lender.

          (b)  Upon the occurrence of the Credit Expiration Date pursuant to
Section 5.1 hereof, the Revolving Loan Commitment of each Lender shall be reduced to zero.

          (c)  After the effective date of any reduction pursuant to Section
2.4 (a) hereof, the terms "Revolving Credit Loan Commitment" and "Aggregate Revolving Credit Loan Commitment" (as used with respect to any or all Lenders), shall mean the Revolving Credit Loan Commitment and the Aggregate Revolving Loan Commitment in effect immediately prior to such reduction less the amount of such reduction of the Revolving Credit Loan Commitment and the Aggregate Revolving Credit Loan Commitment.

          2.5 MANDATORY PAYMENTS. If at any time the principal amount of outstanding Revolving Credit Loans of a Lender shall exceed the amount of such Lender's Revolving Credit Loan Commitment, the Borrowers shall immediately prepay such Lender's Revolving Credit Loans in an amount equal to such excess. If the aggregate principal amount of outstanding Revolving Credit Loans of all of the Lenders shall exceed the Aggregate Revolving Credit Loan Commitment, the Borrowers shall immediately prepay Revolving Credit Loans in an amount equal to such excess, such prepayment to be paid to each Lender pro rata based on such Lender's Commitment Percentage.

SECTION 3.     TERM LOANS

          3.1 TERM LOANS. (a) Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees that it will make a Term Loan in immediately available funds in Dollars to the Borrowers. The Term Loans shall be in the aggregate principal amount of the Aggregate Term Loan Commitment and shall be payable as set forth in Section 3.1(a). The Term Loans shall be made by the Lenders simultaneously and proportionately to their respective Commitment Percentages, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loans hereunder nor shall the Term Loan

Commitment of any Lender be increased or decreased as a result of any such failure. Each Lender shall pay over to the Agent at is office in New York City, in Dollars and in immediately available funds, the aggregate amount of such Lender's Term Loan, and the Agent shall make such amounts available to the Borrowers at such office of the Agent, in Dollars and in immediately available funds, or shall disburse such amounts to or for the account of the Borrowers in accordance with the disbursement instructions set forth in the Loan Request for such Term Loans. Each Term Loan shall be evidenced by a Term Note duly executed by the Borrowers and payable to the order of a Lender.

          (b) Subject to the application of mandatory prepayments, if any, pursuant to Section 3.4, the aggregate principal amount of the Term Loans shall be repayable in sixteen consecutive quarterly installments beginning on the last Business Day of June 1995 and continuing quarterly thereafter as follows:

          Quarterly Installments               Amount
      (due on the last Business Day         To Be Paid on
      of each month specified below)        all term loans
      -----------------------------         --------------
          June, 1995                         $1,500,000
          September, 1995                    $1,500,000
          December, 1995                     $1,500,000
          March, 1996                        $1,500,000
          June, 1996                         $1,750,000
          September, 1996                    $1,750,000
          December , 1996                    $1,750,000
          March, 1997                        $1,750,000
          June, 1997                         $1,750,000
          September, 1997                    $1,750,000
          December, 1997                     $1,750,000
          March, 1998                        $1,750,000
          June, 1998                         $2,500,000
          September, 1998                    $2,500,000
          December, 1998                     $2,500,000
          March, 1999                        $2,500,00

          (c) Installment payments made by the Borrowers on the Term Loans shall be paid to the Agent for the account of the Lenders. The Agent shall, promptly following the receipt of any installment payment made by the Borrowers on the Term Loans, distribute to each Lender an amount equal to such Lender's Commitment Percentage of such installment payment.

   3.2 TERM NOTES. Each Term Loan made by a Lender shall be evidenced by, and recorded on, a Term Note duly executed by the Borrowers and payable to the order of such Lender. The Borrowers hereby authorize each Lender to make the appropriate notation on the schedule annexed to the Term Note payable to such Lender thereon, any payments or prepayments made with respect thereto, the type of the Term Loan and, in the case of a Eurodollar Loan, the length of each Interest Period with respect to such Eurodollar Loan (provided that any failure by such Lender to make any such notation shall not affect the obligations of the Borrower hereunder or under such Term Note in respect of such Term Loan). The Borrowers agree that each notation made by a Lender on the schedule annexed to the Term Note payable to it shall be final and conclusive absent demonstrable error. The principal amount of each Lender's Term Loan outstanding at any time shall constitute the principal amount owing on such Lender's Term Note at such time. The principal of each Term Note, together with all accrued and unpaid interest thereon, shall be payable as set forth in Section 3.1(b) hereof, subject to prepayment and to acceleration as provided in this Agreement.

   3.3 LOAN REQUEST. The Borrowers shall deliver to the Agent a Loan Request with respect to the Term Loans (i) for a Eurodollar Loan, not later than 11:00 A.M., New York City time, at least three Business Days prior to the date of the proposed borrowing and (ii) for an Alternate Base Rate Loan, not later than 11:00 A.M., New York City time, on the day of the proposed borrowing. The Loan Request shall specify (i) the date of the proposed borrowing (which shall be a Business Day on or prior to the date which is thirty (30) days following the date of execution of this Agreement), (ii) whether the Term Loans will be Alternate Base Rate Loans or Eurodollar Loans,
(iii) in the case of Eurodollar Loans, the duration of the initial Interest Period applicable to such Eurodollar Loans, (iv) the disbursement instructions for the proceeds of such Term Loans and (v) a certification by the Borrowers that (x) the representations and warranties of the Borrowers set forth in Section 7 of this Agreement are on the date of such Loan
Request, and will be on the date of the proposed borrowing, true and correct as if made on and as of such dates, and (y) no Default or Event of Default shall have occurred and be continuing on such dates. Any Loan Request given pursuant thereto shall be irrevocable. Promptly after receipt of a Loan Request, the Agent shall notify each Lender of the proposed borrowing.

   3.4 PREPAYMENTS. If, as of April 30 of any fiscal year of CCCIS subsequent to 1994, Excess Cash for the fiscal year of CCCIS ended on such April 30 is equal to or greater than $100,000, the Borrowers shall, within ninety (90) days of such April 30, pay to the Agent for the account of the Lenders, as a prepayment of the Term Loans, a percentage of such Excess Cash as follows:

    Fiscal Year Ended                     Percent of Excess Cash
    -----------------                     ----------------------

    April 30, 1995                                  100%
    April 30, 1996                                   75%
    April 30, 1997                                   75%
    For each fiscal year
      ended April 30 thereafter                      50%

The Agent shall remit to each Lender such Lender's Commitment Percentage of any prepayment made by the Borrowers pursuant to this Section 3.4. Each lender shall apply an amount equal to 25% of the portion of such prepayment received by such Lender with respect to the fiscal year of CCCIS ended April 30, 1995 to the scheduled principal payments of its Term Loan in the order of their scheduled payment dates. The remaining amount of the portion of such prepayment received by such Lender with respect to the fiscal year of CCCIS ended April 30, 1995 shall be applied to the scheduled principal payments of its Term Loan in the inverse order of their scheduled payment dates. Each Lender shall apply each prepayment received by such Lender with respect to any fiscal year of CCCIS ended subsequent to April 30, 1995 to the scheduled principal payments of its Term Loan such that the amount applied to each scheduled payment bears the same ratio to the total amount of the prepayment as the remaining outstanding principal amount of each such scheduled payment bears to the total remaining outstanding principal amount of such Lender's Term Loan.


SECTION 4.  TERMS APPLICABLE TO LOANS

   4.1 PAYMENTS AND PREPAYMENTS. (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers hereunder and under the Notes shall be made in Dollars, in immediately available funds, to the Agent, not later than

2:00 P.M., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrowers shall, at the time of making such payment hereunder or under the Notes, specify to the Agent the Loans or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment to such type of Loan(s) or other amounts payable hereunder as it may elect in its sole discretion, but subject to Section 4.1(f) hereof); PROVIDED, that except as otherwise provided in this Agreement to the contrary, all payments received by the Agent hereunder shall be remitted to each Lender pro rata based on such Lender's Commitment Percentage. If the due date of any payment hereunder or under a Note would otherwise fall on a day which is not a Business Day, such due date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension; PROVIDED, that, with respect to Eurodollar Loans, if such next succeeding Business Day falls in the next succeeding calendar month, such due date shall be the next preceding Business Day.

   (b) BORROWERS OBLIGATIONS ABSOLUTE. The Borrowers' obligations to pay each Lender hereunder and under each Note payable to such Lender shall be joint and several, absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against such Lender.

   (c) OPTIONAL CONVERSIONS. The Borrowers may, at their option, convert a Loan of one type into a Loan of another type or continue a Eurodollar Loan as a Eurodollar Loan, PROVIDED, that, except as otherwise provided in this Agreement to the contrary, the Borrowers shall deliver to the Agent (which shall give notice tot he Lenders of the receipt thereof as promptly as practicable thereafter) a Notice of Conversion or Continuation not less than three Business Days' prior to each such conversion or continuation, PROVIDED such Notice of Conversion or Continuation is received by 11:00 A.M., New York City time, on the date of such continuation or conversion specifying (x) the amount of each Loan to be continued or converted (y) the date of continuation or conversion, and (z) the type of Loan to be continued or converted (and in the case of a conversion, the type of Loan to result from such conversion and, if a Eurodollar Loan, the duration of the Interest Period applicable thereto); PROVIDED, that if a Eurodollar Loan is converted on a day other than the last day of an Interest Period with respect thereto, the Borrowers, jointly and severally, shall be obligated to pay each Lender any loss, cost or expense incurred by such Lender as a result of such conversion. In the event the Borrowers fail to select the duration of the Interest Period applicable to any Eurodollar Loans (if outstanding as Eurodollar Loans), such Eurodollar Loans will be automatically converted into Alternate Base Rate Loans on the last day of the then current Interest Period for such Eurodollar Loans or (if outstanding as Alternate Base Rate Loans) will remain as, or (if not then outstanding) will be made as, Alternate Base Rate Loans.

   (d) OPTIONAL PREPAYMENTS. The Borrowers may, at their option, prepay, without penalty or premium, all or any portion of the revolving Credit Loans or the Term Loans, PROVIDED, that any such prepayment, if a partial prepayment, shall be (x) remitted to each Lender by the Agent pro rata based on such Lender's Commitment Percentage (except as may be required by Section
2.5 to the contrary) and (y) in a minimum principal amount of $1,000,000, in the case of Eurodollar Loans, and $250,000, in the case of Alternate Base Rate Loans, and integral multiples of $100,000 in excess thereof. The Borrowers shall deliver to the Agent (which shall give notice to the Lenders of the receipt thereof as promptly as practicable thereafter) notice of such prepayment not less then three Business Days prior to each such prepayment (except that Alternate Base Rate Loans may be prepaid at any time, PROVIDED, such notice is received by 11:00 A.M., New York City time, on the date of such prepayment) specifying (x) the amount of each Loan to be prepaid and (y) the date of prepayment; PROVIDED, that if a Eurodollar Loan is prepaid on a day other than the last day of an Interest Period with respect thereto, the Borrowers, jointly and severally, shall be obligated to pay each Lender any loss, cost or expense incurred by such Lender as a result of such prepayment.

   (e) PAYMENT OF INTEREST. (i) The Borrowers, jointly and severally, hereby promise to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof (a) during the periods such Loan is an Alternate Base Rate Loan, at the Alternate Base Rate, PLUS 1.5%; and (b) during the periods such Loan is a Eurodollar Loan, at the Eurodollar Rate, PLUS 3.0%; PROVIDED, however, that after the occurrence and during the continuance of an Event of Default, all outstanding Loans shall bear interest at the Post-Default Rate.

   (ii) Notwithstanding the foregoing, the Borrowers, jointly and severally, hereby promise to pay interest on any Loan or any installment thereof and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest, and on any other amount payable by the Borrowers hereunder which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until but not including the date the same is paid in full at the Post-Default Rate.

   (iii) Except as provided in the next sentence, accrued interest on each Loan shall be payable (x) in the case of Alternate Base Rate Loans, on the last day of each calendar quarter, (y) in the case of Eurodollar Loans, on the last day of each Interest Period for such Loan (and, if such Interest Period exceeds three months' duration, on the last day of the third month of the Interest Period and the last day of such Interest Period), and (z) in the case of any Loan, upon the payment or prepayment thereof (including any payment with respect to the Term Loan) or the conversion thereof into a Loan of another type (but only on the principal so paid, prepaid or converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand of the Agent.

   (f) APPLICATION OF PREPAYMENTS. If the amount of any payment or prepayment received by a Lender in respect of a Loan is less than the principal of and interest accrued on such Loan to the date of payment or prepayment, the amount paid or prepaid on such Loan shall be applied by such Lender first to accrued interest and then to principal.

   (g) NET PAYMENTS. (i) All payments made by the Borrowers under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Taxes now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities related thereto. If any Taxes are required to be withheld or deducted from any amounts payable to the Agent or any Lender under this Agreement or any other Loan Document, the Borrowers shall pay the relevant amount of such Taxes and the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by a Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, such Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.

   (ii) The Borrowers hereby, jointly and severally, indemnify the Agent and each of the Lenders for the full amount of all Taxes attributable to payments by or on behalf of a Borrower hereunder or under any other Loan Document, any Taxes paid by the Agent or such Lender, as the case may be, any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying such Taxes (including, without limitation, any incremental Taxes, interest or penalties that may become payable by the Agent or such Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within five (5) days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

   (h) LIMITATION ON EURODOLLAR LOANS. Notwithstanding anything in this Agreement to the contrary, the Borrowers shall not request a Eurodollar Loan or convert an Alternate Base Rate Loan to a Eurodollar Loan if immediately after such borrowing or conversion of such Loan, there shall be more than five (5) Eurodollar Loans outstanding to any Lender.

   4.2 MAXIMUM INTEREST. Anything in this Agreement or the Notes to the contrary notwithstanding, the interest rate on any Loan shall in no event be in excess of the maximum permitted by Applicable Law.

   4.3 COMPUTATIONS. (a) Interest on all Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365/366 days, in the case of Alternate Base Rate Loans, and a year of 360 days, in the case of Eurodollar Loans. In computing interest on any Loan, the date of the making of the Loan on the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; PROVIDED, that if a Revolving Credit Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Credit Loan.

   (b) All computations made by the Agent or a Lender under this Agreement shall be conclusive absent demonstrable error.

   4.4 MINIMUM AMOUNTS. Except for conversions or prepayments made pursuant to Section 6.4 hereof, each borrowing, conversion and prepayment of principal of Loans shall be in an amount at least equal to $1,000,000, in the case of Eurodollar Loans, and $250,000, in the case of Alternate Base Rate Loans and integral multiples of conversions of or into Loans of different types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder are to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each type of Interest Period).

SECTION 5. TERMINATION

   5.1 CREDIT EXPIRATION DATE. As used herein, "Credit Expiration Date" shall mean the earlier of (i) April 29, 1999 or such later date as the Borrowers and the Lenders shall agree, and (ii) such date as shall be determined pursuant to Section 11.1 hereof.

   5.2 TERMINATION BY THE BORROWERS. The Borrowers may terminate this Agreement and the Aggregate Revolving Loan Commitment upon not less than fifteen days' prior written notice to the Agent (which shall give prompt notice of the receipt thereof to the Lenders) signed by the President, the Chief Financial Officer, the Treasurer or an Assistant Treasurer of each of the Borrowers and upon payment of all amounts owing to the Lenders hereunder and on the Notes; PROVIDED, HOWEVER, that no such termination shall be effective until all such amounts have been paid.


SECTION 6.  YIELD PROTECTION AND ILLEGALITY

   6.1 ADDITIONAL COSTS. (a) The Borrowers, jointly and severally, shall pay directly to the Agent for the account of each lender from time to time immediately upon demand such amounts as such Lender may determine to be necessary to compensate it (or any Booking Office) for any costs incurred by such Lender (or any Booking Office) or any reduction of the rate of return on assets or equity of such Lender (or any Booking Office) to a level below that which such Lender (or any Booking Office) could have achieved, which it determines are attributable to its making or maintaining of any Loans hereunder or its obligation to make or maintain any Loans hereunder, or any reduction in any amount receivable by such Lender
(or any Booking Office) hereunder in respect of any Loans or such obligation (such increases in costs and reductions in amounts receivable or rate of return being herein called "ADDITIONAL COSTS"), resulting from any Regulatory Charge which (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any Note payable to it (other than taxes imposed on the overall net income of such Lender or of its Booking Office by the jurisdiction in which such Lender has it principal place of business or such Booking Office, unless such tax is imposed solely as a result of the transactions contemplated by the Loan Documents); (ii) imposes or modifies any reserve, special deposit, capital adequacy, capital maintenance or similar requirements, or results in any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by such Lender (or any Booking Office) or such Lender's holding company with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) or with any such authority, central bank or comparable agency; or (iii) imposes any other condition affecting such Lender's return under this Agreement (or any of such extensions of credit or liabilities). Each Lender will notify the Agent, who in turn will notify the Borrowers, of any event which will entitle such Lender to compensation pursuant to this Section 6.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation; PROVIDED, that the failure of the Lender to so notify the

Agent or the failure of the Agent to so notify the Borrowers shall not affect the obligations of the Borrowers hereunder in respect of such Additional Costs. Such Lender will furnish the Agent with a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 6.1(a). The Agent shall promptly forward a copy of such certificate to the Borrowers.

   (b)  Without limiting the effect of the foregoing provisions of this
Section 6.1, in the event that, by reason of any Regulatory Change, a Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Agent, who shall give notice to the Borrowers, the obligation of such Lender to make, and to convert Alternate Base Rate Loans into, Eurodollar Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Eurodollar Loans held by such Lender then outstanding shall be converted into Alternate Base Rate Loans in accordance with Section 6.4 hereof).

   (c) Determinations by a Lender for purposes of this Section 6.1 of the effect of any Regulatory Change on its costs of making or maintaining its Loans, its Revolving Credit Loan Commitment or its Term Loan Commitment or on amounts receivable by it hereunder or under its Notes, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive absent demonstrable error.

   (d) Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date any payment is due to be made to it hereunder or under any Loan Document, it will furnish to the Borrowers and the Agent:

      (i) two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes; and

      (ii) a valid, duly completed United States Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States back-up withholding tax.

Each Lender that so delivers to the Borrowers and the Agent a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, agrees to deliver to the Borrowers and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrowers and the Agent, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including, without limitation, any changes in Applicable Law) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States back-up withholding tax.

   6.2 LIMITATION ON TYPES OF LOANS. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Loan for any Interest Period therefor:

      (a) the Agent (after consultation with the Lenders) determines (which determination shall be conclusive) that the rate of interest which appears on the Telerate Page or the quotations of interest rates for the relevant deposit referred to in the definition of the Eurodollar Rate in Section 1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Eurodollar Loan as provided in this Agreement; or

      (b) the Agent (after consultation with the Lenders) determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of the Eurodollar Rate in Section 1 hereof upon the basis of which the rate of interest for such Eurodollar Loan for such Interest Period is to be determined do not accurately reflect the cost to a Lender of making or maintaining such Eurodollar Loan for such Interest Period;

then the Agent shall give the Borrowers prompt notice thereof, and so long as such condition remains in effect, such Lender shall be under no obligation to make Eurodollar Loans or to convert Alternate Base Rate
Loans into Eurodollar Loans and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans payable to such Lender, either prepay such Eurodollar Loans or convert such Eurodollar Loans into Alternate Base Rate Loans in accordance with Section
6.4 hereof.

  6.3 ILLEGALITY. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for a Lender or its Booking Office to (a) honor its obligation to make Eurodollar Loans hereunder, or (b) maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Agent who shall give the Borrowers prompt notice thereof, and such Lender's obligation to make Eurodollar Loans and to convert Alternate Base Rate Loans into Eurodollar Loans hereunder shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans, and such Lender's outstanding Eurodollar Loans shall be converted into Alternate Base Rate Loans in accordance with Section 6.4 hereof.

   6.4 CERTAIN CONVERSIONS PURSUANT TO SECTIONS 6.1, 6,2 AND 6.3. If a Eurodollar Loan (such Eurodollar Loan being herein called "AFFECTED LOAN") is to be converted pursuant to Sections 6.1, 6.2 or 6.3 hereof, such Affected Loan shall be automatically converted into an Alternate Base Rate Loan on the last day(s) of the then current Interest Period for the Affected Loan (or, in the case of a conversion required by Section 6.3 hereof, on such earlier date as the Agent may specify to the Borrowers) and, unless and until such Lender gives notice that the circumstances specified in Sections 6.1, 6.2 or 6.3 hereof which gave rise to such conversion no longer exist, to the extent that the Affected Loan has been so converted, all payments and prepayments of principal which would otherwise be applied to the Affected Loans shall be applied instead to its Alternate Base Rate Loan.

   6.5 COMPENSATION. The Borrowers, jointly and severally, shall pay to the Agent (which shall immediately distribute the amount received to the Lender entitled hereto, upon the request of such Lender given through the Agent) such amount or amounts as shall be sufficient (in the opinion of such Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

      (a) any payment, prepayment or conversion of a Eurodollar Loan made by such Lender on a date other than the last day of an Interest Period for such Eurodollar Loan; or

      (b) any failure by the Borrowers to borrow, convert or prepay a Eurodollar Loan held by such Lender on the date for such borrowing, conversion or prepayment specified in the relevant Loan Request, Notice of Conversion or Continuation or notice of prepayment delivered under Section 4.1(d) hereof, respectively;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the then current Interest Period for such Eurodollar Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Eurodollar Loan provided for herein over (ii) the interest component (as reasonably determined by such Lender) of the amount (as reasonably determined by such Lender) such Lender would have bid in the Eurocurrency market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period.

SECTION 7. REPRESENTATIONS AND WARRANTIES

   On and after the Effective Date (except that the representation and warranty contained in Section 7.19(b) shall be made only on and after the date the Lenders make the initial Loans to the Borrower), each Borrower represents and warrants, with respect to itself, to the Agent and the Lenders that:

   7.1 ORGANIZATION, POWERS, ETC. (a) CCCIS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the conduct of its business requires such qualification other than those where the failure to so qualify would not have a material adverse effect on the business, operations, property or financial or other condition of CCCIS or impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default. CCCIS has all requisite corporate power and authority to conduct its business as contemplated to be conducted, to own its properties and to execute, deliver, and perform all of its obligations under the Loan Documents to which CCCIS is a party.

   (b) The Joint Venture Agreement is in full force and effect, and is a valid and binding agreement of all the parties thereto. CCCDC is a general partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction in which the conduct of its business requires such qualification other than those where the failure to so qualify would not have a material adverse effect on the business operations, property or financial or other condition of CCCDC or impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default. CCCDC has all powers and authority under the Joint Venture Agreement to conduct its business as contemplated to be conducted, to own its properties and to execute, deliver, and perform all of its obligations under the Loan Documents to which CCCDC is a party.

   7.2 CORPORATE AUTHORITY, ETC. The execution, delivery and performance by such Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise), on the part of such Borrower and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction decree, determination or award to which such Borrower is subject or, with respect to CCCIS, of the certificate of incorporation or by-laws of CCCIS or, with respect to CCCDC, any provision of the Joint Venture Agreement, (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which such Borrower or any of its properties is bound or (iii) result in, or require, the creation or imposition of any mortgage, deed of trust, assignment, pledge, Lien, security interest or other charge or encumbrance of any nature upon or with respect to any of such Borrower's properties, except as otherwise provided by the Security Agreement to which such party is Borrower; nor is such Borrower in default under any such law, rule, regulation (other than those laws, rules or regulations the violation of which would not have a material adverse effect on the business, operations, property or financial or other condition of such Borrower or any of its subsidiaries or impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default), order, writ, judgment, injunction, decree, determination or award to which it is subject or any such indenture, agreement, lease or instrument to which it is a party (by successor in interest or otherwise) or by which any of the properties owned by it or used in the conduct of its business is affected (other than (i) those indentures, agreements, leases or instruments which, in the aggregate, involve future payment or receipt of less than $500,000 and (ii) the Existing Indebtedness).

   7.3 GOVERNMENT APPROVALS. Other than those which have been obtained and are in full force and effect, no authorization, consent, approval, license, exemption of or filing or registration with any commission, board, bureau, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by such Borrower of the Loan Documents to which it is a party.

   7.4 GOVERNMENT REGULATION. Neither such Borrower nor any subsidiary of such Borrower is subject to regulation under the Investment Company Act of 1940, as amended, or any other federal or state statute or regulation which limits the ability of such Borrower to incur indebtedness or the ability of such Borrower to consummate the transactions contemplated by the Loan Documents to which it is a party.

   7.5 VALID AND BINDING BORROWER OBLIGATIONS. The Loan Documents to which it is a party are the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms.

   7.6 LITIGATION. Except as set forth in Schedule 7.6, there are no actions suits or proceedings pending or, to the knowledge of such Borrower, threatened against or affecting such Borrower or any subsidiary of such Borrower, the business or any property of such Borrower or any subsidiary of such Borrower, which, if adversely determined, could have a material adverse effect on the business, operations, property or financial or other condition of such Borrower or impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default, or involving the legality, validity or enforceability of the Loan Documents to which it is a party at law or in equity before any court, governmental agency or regulatory authority (federal, state or local).

   7.7 USE OF PROCEEDS. No part of the proceeds of any Loan will be used to purchase or carry any "margin stock" (as defined in Federal Reserve Regulation U) or to extend credit to others for such purpose. Such Borrower does not engage in, nor have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock.

   7.8 ACCURACY OF INFORMATION. All information, financial or otherwise, written or verbal, supplied by such Borrower to the Agent or any Lender is true, complete and accurate in all material respects and does not omit to state a material fact necessary in order to make any statement contained therein or herein not misleading, as of the date such statement was made.

   7.9 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of such Borrower.

contained in each Loan Document delivered by such Borrower in connection with this Agreement are, or when such Loan Document is delivered will be, true and correct.

   7.10 EXISTING INDEBTEDNESS. The Existing Indebtedness, and accrued and unpaid interest thereon, have been paid in full, and any and all Liens securing such Existing Indebtedness have been released or provision for release of such Liens satisfactory to the Agent and the Required Lenders has been made.

   7.11 FINANCIAL POSITION. The consolidated balance sheets of InfoVest and its consolidated subsidiaries as at April 30, 1993 and the related statements of income and shareholders' equity of InfoVest and its consolidated subsidiaries for the fiscal year then ended, audited by Price Waterhouse, independent accountants, copies of which have been furnished to the Lenders, present the consolidated financial position of InfoVest and its consolidated subsidiaries as at such date and the consolidated results of the operations of InfoVest and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP.

   7.12 PLEDGE OF COLLATERAL. The Collateral Agent, pursuant to the Security Agreement to which such Borrower is a party, holds a valid, perfected and first priority security interest in the Assigned Collateral covered thereby.

   7.13 TITLE TO ASSETS. Such Borrower has legal title to all assets owned by it on the date hereof, and will have legal title to all assets acquired by it at any time subsequent to the date hereof, free and clear of all Liens, except as contemplated by the Security Agreement to which such Borrower is a party.

   7.14 TAX RETURNS. Such Borrower and each of its subsidiaries (i) has filed all federal tax returns and state tax returns for the state in which it is incorporated and the state in which it has its principal place of business, and all other state and local tax returns required to be filed by it, other than such tax returns with respect to which the failure to file would not (x) materially adversely affect the business, properties, conditions (financial or otherwise), results of operations or prospects of such Borrower and its subsidiaries or (y) impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default, and (ii) has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof except for (x) taxes not yet due and (y) taxes with respect to which the failure to pay would not (1) materially adversely affect the business, properties, conditions (financial or otherwise), results of operations or prospects of such Borrower and its subsidiaries or (2) impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default. Except to the extent that reserves therefor are reflected in the financial statements delivered pursuant to Section 7.11 hereof, (a) there are no material federal, state or local tax liabilities of such Borrower or any of its subsidiaries due or to become due for any tax year ended on or prior to the date of execution of this Agreement relating to such Borrower or any of its subsidiaries, whether incurred in respect of or measured by the income of such Borrower or any of its subsidiaries, which are not properly reflected in the financial statements delivered pursuant to
Section 7.11, and (b) there are no material claims pending, proposed or threatened against such Borrower or any of its subsidiaries for past federal, state or local taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such financial statements.

   7.15 ERISA. Each Plan is in compliance with all of the applicable material provisions of ERISA, except for such provisions with respect to which the failure to comply would not (x) materially adversely affect the business, properties, conditions (financial or otherwise), results of operations or prospects of such Borrower and its subsidiaries or (y) impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default. Each Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. Neither such Borrower nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA with respect to any Plan which could give rise to a Lien in favor of the PBGC, other than liability for the payment of premiums, all of which have been timely paid when due in accordance with Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability, within the meaning of
Section 4201 of ERISA, (iii) is subject to any Lien under Section 412(n) of the Code of Sections 302 (f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA, or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings.

   7.16 NO MATERIAL ADVERSE CHANGE. Since December 31, 1993, there has occurred no event which has or had a material adverse effect upon the business, properties, liabilities, condition (financial or otherwise), results of operations or prospects of such Borrower and its subsidiaries, taken as a whole, or upon the ability of such Borrower to perform its obligations under this Agreement or the other Loan Documents to which it is a party or upon the ability of the Lenders or the Agent to enforce this Agreement or the other Loan Documents to which such Borrower is a party, except as set forth in Schedule 7.16.

   7.17 COMPLIANCE WITH LAWS. Such Borrower and its subsidiaries are in compliance in all material respects with all Applicable Laws.

   7.18 PARI PASSU. The obligations of such Borrower to the Agent and each Lender hereunder rank and will at all times rank at least PARI PASSU with all other unsubordinated Indebtedness of such Borrower.

   7.19 CAPITAL STOCK. (a) No Person, other than InfoVest, has the right to require CCCIS to issue to such Person or any other Person any Capital Stock, other equity securities or any other ownership interest in (including, without limitation, stock or securities exchangeable for or convertible into Capital Stock, other equity securities or ownership interests) CCCIS.

   (b) No Person, other than CCCIS, has the right to require CCCDC to issue to such Person or any other Person any ownership interest in (including, without limitation, securities exchangeable for or convertible into ownership interests) CCCDC.

   7.20 FRANCHISES, LICENSES, TRADEMARKS AND OTHER RIGHTS. Such Borrower and its subsidiaries have all franchises, permits, licenses and other authority as are necessary to enable them to conduct their respective businesses as presently being conducted and as proposed to be conducted, and none of them is in default under any of such franchises, permits, licenses or other authority, except for such defaults which would not materially adversely affect the business, properties, conditions (financial or otherwise), results of operations or prospects of such Borrower and its subsidiaries or impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default. Such Borrower and its subsidiaries possess all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights necessary to conduct their respective businesses as presently being conducted and as proposed to be conducted, without conflict with any valid rights of others which could materially adversely affect the business, properties, conditions
(financial or otherwise), results of operations or prospects of such Borrower and its subsidiaries or impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default.

SECTION 8.  CONDITIONS PRECEDENT

   Each borrowing of a Loan pursuant to this Agreement may be made only if the following conditions precedent are met and each request for a Loan shall constitute a representation and warranty that such conditions precedent have been met:

   8.1 NO DEFAULT. Except as otherwise consented to by the Required Lenders in writing, on the date of each borrowing, no Default or Event of Default shall have occurred and be continuing on such date.

   8.2 OPINIONS OF COUNSEL. On the date of the initial borrowing, the Agent shall have received (with sufficient copies for the Lenders):

      (a) the favorable written opinion of Sidley & Austin, special counsel to the Borrowers, addressed to and satisfactory in form, scope and substance to the Agent and Lenders;

      (b) the favorable written opinion of Sidley & Austin, special counsel to InfoVest, addressed to and satisfactory in form, scope and substance to the Agent and the Lenders; and

      (c) such other opinions as may be reasonably requested by the Agent and the Lenders or counsel for the Agent and the Lenders.

   8.3 OTHER SUPPORTING DOCUMENTS. On or prior to the date of the initial borrowing, the Borrowers shall deliver, or cause to be delivered, to the Agent (with sufficient copies for the Lenders):

      (a) this Agreement, executed by each of the parties hereto, together with all schedules hereto;

      (b) an executed Guaranty;

      (c) an executed Pledge Agreement, together with a written acknowledgment by the Collateral Agent relating to its receipt of the Capital Stock pledged pursuant thereto;

      (d) an executed Master Note and Term Note payable to each Lender;

      (e) good standing certificates as of dates no more than twenty days prior to the date of such initial borrowing, with respect to CCCIS, CCC Vehicle Damage Estimators, Inc. and InfoVest, from the Secretary of State of the State of Delaware and from the Secretary of State of each state in which CCCIS, CCC Vehicle Damage Estimators, Inc. or InfoVest is qualified to be business;

      (f) a certificate of the Secretary or an Assistant Secretary and President or Chief Financial Officer of each Borrower substantially in the form attached hereto as Exhibit C;

      (g) a certificate of the Secretary or an Assistant Secretary and President or Chief Financial Officer of InfoVest substantially in the form attached hereto as Exhibit C;

      (h) evidence of such filings of financing statements and assignments or notices of assignments in such jurisdictions as the Agent may deem necessary or appropriate in order to perfect the Collateral Agent's first priority security interest in the Assigned Collateral located in the State of Illinois;

      (i) executed Security Agreements;

      (j) a copy of an executed agreement between the Borrower and each holder of the Existing Indebtedness, pursuant to which the Borrower shall have agreed to retire on the date of the initial borrowing under this Agreement such Existing Indebtedness by payment to each holder of an amount not in excess of the principal amount of such holder's Existing Indebtedness plus accrued interest thereon to the date of such payment;

      (k) a copy of an executed agreement between White River and InfoVest with respect to White River's equity investment in InfoVest, substantially as contemplated in a letter dated
   December 22, 1993 to Mr. Terry Baxter of Fund American Enterprises Holding from Mr. Daniel D. Jackson on behalf of InfoVest and in the Fund American Proposal dated as of December 22, 1993, copies of which are attached hereto as Schedule 8.3;

      (l) a copy of (x) the annual audited report for InfoVest and its subsidiaries for the fiscal year ended April 30, 1993, including therein the consolidated balance sheet of InfoVest and its subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of InfoVest and its subsidiaries for such year, or statements providing substantially similar information, in each case as to which Price Waterhouse was unable to express an opinion, and (y) the unaudited consolidated balance sheet of InfoVest and its subsidiaries for the eight month period ended
   December 31, 1993 and the related unaudited consolidated statements of income and cash flows of InfoVest and its subsidiaries for such eight month period and the portion of the fiscal year through such date, setting forth in comparative form the figures for the previous year certified by a responsible officer as fairly presenting the financial position and the results of operations of InfoVest and its subsidiaries as at and for such eight month period and as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments); and

      (m) such other documents, as the Agent and the Lenders or counsel for the Agent and the Lenders may reasonably request.

   8.4 STOCKHOLDERS' EQUITY. White River shall invest, or cause to be invested, either in cash or by a capital contribution in the form of cash or securities or a combination thereof, in InfoVest an amount equal to $40,000,000, in exchange for $39,000,000 Class A Redeemable Voting
Preferred Stock of InfoVest and common stock of InfoVest equal to 37.5% of fully diluted common stock of InfoVest on the date of such investment.

   8.5 CONTROL OF INFOVEST. White River shall own, directly or indirectly, at least 51% of the then outstanding voting securities of InfoVest. InfoVest's Board of Directors shall consist of no less than five (5) and no more than seven (7) members (i) at least two of whom are either a director, an officer or an employee of White River or of an affiliate of White River, and (ii) at least three of whom were recommended by the senior management of InfoVest. The remaining members, if any, of InfoVest's Board of Directors shall consist of Persons recommended by White River.

   8.6 INTEREST RATE CONTRACTS. On or prior to the date of each borrowing, CCCIS shall have entered into Interest Rate Contracts with one or more financial institutions acceptable to the Agent, in its sole discretion, with an aggregate notional principal amount equal to the outstanding principal amount of the Loans (after giving effect to such borrowing), at fixed or maximum interest rates and upon terms and conditions (including, without limitation, measures of damages for early termination), acceptable to the Agent in its sole discretion.

   8.7 LOAN REQUEST. The Borrowers shall have delivered to the Agent a Loan Request complying with the provisions of Section 2.3, in the case of Revolving Credit Loans, or Section 3.3, in the case of Term Loans.

   8.8 FEES PAID. There shall have been paid to the Agent, for its own account and for the account of each Lender, as applicable, the Commitment Fee and the other fees due and payable on the date or through the date of such borrowing.

   8.9 NOTICES FROM THE LENDERS. The Agent shall not have received any notification from the Required Lenders that any condition precedent set forth in Section 8 has not then been satisfied.

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

   8.10 CCC DEVELOPMENT COMPANY. White River Ventures, Inc. shall have purchased all of the issued and outstanding stock of UCOP Inc., and shall have transferred to CCCIS its entire interest in UCOP Inc.; and as a result thereof, CCCIS shall own 100% of the general partnership interests in CCCDC free and clear of all Liens, except the Liens contemplated by the CCCIS Security Agreement.

SECTION 9. AFFIRMATIVE COVENANTS

   Each Borrower, with respect to itself, covenants and agrees with the Agent and each Lender that from and after the Effective Date and so long as this Agreement shall remain in effect or any Loans or any other amounts owing under this Agreement shall be unpaid, unless the Required Lenders and the Agent shall otherwise consent in writing, it will:

   9.1 PAYMENT OF TAXES, ETC. Pay and discharge all Taxes imposed upon it or upon its income or profits, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a Lien or charge upon any of its assets, other than those Taxes and lawful claims which
(i) such Borrower is contesting the imposition or amount thereof in good faith and by appropriate legal proceedings promptly instituted and diligently conducted, (ii) such Borrower is lawfully permitted, in view of such contest, to defer the payment thereof, (iii) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (iv) the Lenders are satisfied that the deferral of the payment thereof will not impair the Assigned Collateral or the Lenders' or the Agent's rights to exercise their remedies upon an Event of Default, or such Borrower's ability to conduct its business, and (v) if the amount of the Taxes or claims being contested equals or exceeds $100,000, if the Lenders so require, such Borrower remits to the Agent an amount equal to the amount of the Taxes or claims being contested, which amount the Agent will hold in escrow until the termination of the contest, at which time it will, to the extent required by law, be paid over to the appropriate taxing authority
(with any balance, and, if and only to the extent the funds remitted to the Agent earn interest, interest thereon, returned to such Borrower).

   9.2 PRESERVATION OF CORPORATE EXISTENCE. Continue to engage in business of the same general type as now conducted and preserve and maintain its existence in the jurisdiction of its incorporation or organization, and its rights, franchises and privileges material to the conduct of its business as now being conducted, and qualify and remain qualified as a foreign corporation or entity in each jurisdiction in which such qualification is necessary or desirable in view of its business operations or the ownership of its properties.

   9.3 COMPLIANCE WITH LAWS, ETC. Comply with the requirements of all Applicable Laws, of any Governmental Authority, except where such noncompliance would not have a material adverse effect on the business, operations, property or financial or other condition of such Borrower.

   9.4 INSPECTION RIGHTS. At any reasonable time and from time to time during normal business hours upon notice to such Borrower, permit the Agent, any Lender or any agents or representatives thereof, at the expense of the Agent or such Lender, to examine and make copies of the records and books of account of such Borrower related to the transactions contemplated by the Loan Documents and to visit its properties, and to discuss its affairs, finances and accounts with any of its authorized agents or officers.

   9.5 MAINTENANCE OF APPROVALS, FILINGS AND REGISTRATIONS. At all times maintain in effect, renew and comply with all the terms and conditions of all consents, licenses, approvals and authorizations as may be necessary or appropriate under any Applicable Law or regulation (i) for the execution, delivery and performance of the Loan Documents, (ii) to make the Loan Documents to which such Borrower is a party legal, valid, binding and enforceable against such Borrower and (iii) to conduct its business as now being conducted.

   9.6 REPORTING REQUIREMENTS. Furnish or cause to be furnished to the Agent (with sufficient copies for the Lenders):

      (a) As soon as available, but, in any event not later than ninety (90) days after the end of each fiscal year of each of InfoVest and CCCIS, a copy of the annual audited consolidated and consolidating reports for InfoVest or CCCIS, as the case may be, for such year, including therein the consolidated and consolidating balance sheets of InfoVest or CCCIS, as the case may be, as at the end of such year and the related consolidated and consolidating statements of income and cash flows of InfoVest or CCCIS, as the case may be, for such year, or statements providing substantially similar information, in each case certified without qualification by an independent public accountant of recognized national standing as fairly representing the financial position and results of operation of InfoVest or CCCIS, as the case may be, and its subsidiaries as at and for the year ending on its date and having been prepared in accordance with GAAP.

      (b) As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of each of InfoVest and CCCIS, the unaudited consolidated and consolidating balance sheets of InfoVest or CCCIS, as the case may be, and its subsidiaries as at the end of each such quarter and the related unaudited consolidated and consolidating statements of income and cash flows of InfoVest or CCCIS, as the case may be, and its subsidiaries for such quarter and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous year, certified by a responsible officer as fairly presenting the financial position and the results of operations of InfoVest or CCCIS, as the case may be, and its subsidiaries as at and for the quarter ending on its date and as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments).

      (c) Concurrently with the delivery of the financial statements referred to in Sections 9.6(a) and (b) above, a certificate of the Treasurer of InfoVest or CCCIS, as the case may be, (i) stating that such officer has reviewed the terms of this Agreement and the other Loan Documents to which InfoVest or CCCIS, as the case may be, is a party and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of InfoVest or CCCIS, as the case may be, and its subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such certificate, of any Default or Event of Default except as specified in such certificate and (ii) containing the computation of, and showing compliance with, each of Sections 9.13, 10.2, 10.10, 10.11 and 10.12.

      (d) Promptly and in any event within five (5) Business Days after such Borrower or any ERISA Affiliate knows or has reason to know that a Reportable Event has occurred with respect to any Plan, a statement of the chief financial officer of such Borrower setting forth details as to such reportable event and the action that such Borrower or such ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, the Internal Revenue Service or the Department of Labor; (ii) promptly and in any event within ten
   (10) Business Days after receipt thereof, a copy of any notice such Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan; (iii) promptly and in any event within ten (10) Business Days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the chief financial officer of such Borrower setting forth details as to such failure and the action that such Borrower or an ERISA Affiliate proposes to take with respect thereto, together with a copy of such notice given to the PBGC; and
   (iv) promptly and in any event within ten (10) Business Days after receipt thereof by such Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or any ERISA Affiliate concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, terminated or reorganized.

      (e) Promptly and in any event with five (5) Business Days after the same are publicly available, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which such Borrower or any of its subsidiaries shall file with the Securities and Exchange Commission or any securities exchange.

      (f) As soon as available, but in any event not later than fifteen (15) days after the end of each quarterly period of each fiscal year of such Borrower, an aging analysis of all outstanding accounts receivable as of the end of such quarterly period.

      (g) Such other information respecting the business or the condition or operation of such Borrower, financial or otherwise, as the Agent or the Lenders may from time to time reasonably request.

   9.7 INDEMNIFICATION. Pay, protect, indemnify and save harmless, jointly and severally, the Agent, each Lender and in their capacity as such, each of its officers, directors, shareholders, controlling persons, employees and agents from and against all liabilities, losses, claims, damages, penalties, causes of action, suits, costs and expenses (including, without limitation, attorneys' fees and expenses) or judgments of any nature related to the transactions contemplated by this Agreement and the other Loan Documents; PROVIDED, that such Borrower will not be liable to the Agent, a Lender or, in their capacity as such, any officer, director, shareholder, controlling person, employee or agent of the Agent or the Lender for such liabilities, losses, claims, damages, penalties, causes of action, suits, costs and expenses (including, without limitation, attorneys' fees) or judgments arising from the gross negligence or willful misconduct of the Agent, such Lender or such officer, director, shareholder, controlling person, employee or agent.

   9.8 PERFORMANCE OF AGREEMENTS. Duly and punctually pay and perform each of its obligations under this Agreement and the other Loan Documents.

   9.9 NOTICES. Promptly give notice to the Agent:

       (a) of the occurrence of any Default or Event of Default, stating that such notice is a "notice of default";

       (b) of any (i) default or event of default under any contractual obligation of such Borrower or any of its subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between such Borrower or any of its subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a material adverse effect on the business, operations, property or financial or other condition of such Borrower and its subsidiaries taken as a whole;

      (c) of any litigation or proceeding to which such Borrower or any of its subsidiaries is a party and which, if adversely determined, could have a material adverse effect on the business, operations, property or financial or other condition of such Borrower or such Borrower and its subsidiaries taken as a whole;

      (d) of a material adverse change in the business, operations, property or financial or other condition of the Borrower or such Borrower and its subsidiaries taken as a whole; and

      (e) of material developments, as they occur, but in no event less than quarterly, with respect to the negotiations between CCCIS and Allstate Insurance Company in connection with the Tech-Cor Agreement.

Each notice pursuant to this subsection shall be accompanied by a statement of a responsible officer setting forth details of the occurrence referred to therein and stating what action such Borrower proposes to take with respect thereto.

   9.10 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent in accordance with its normal business practices, as the case may be, all its material obligations or whatever nature.

   9.11 BOOKS AND RECORDS. Keep, or cause to be kept, adequate records and books of account, in which complete entries are to be made reflecting its business and financial transactions, such entries to be made in accordance with GAAP as in effect in the United States consistently applied in the case of financial transactions or as otherwise required by Applicable Laws.


   9.12 FURTHER ASSURANCES. As from time to time requested by the Agent or a Lender, at the cost and expense of the Borrowers, execute and deliver to the Agent and the Lenders all such documents and instruments and do all such other acts and things as may be reasonably required to enable the Agent and the Lenders to exercise and enforce their respective rights under this Agreement, and record and file and re-record and refile all such documents and instruments, at such time or times, in such manner and at such place or places, all as may be necessary to validate, preserve and protect the position of the Agent and the

Lenders under the Loan Documents. The Agent may, and at the request of any Lender shall, upon any extension of this Agreement, request an opinion of counsel, selected by the Borrowers and approved by the Agent, with respect to action required to be taken for the protection of the rights of the Agent and the Lenders hereunder and under the other Loan Documents.

   9.13 EQUITY OFFERINGS. Apply, on the first Business Day following the receipt thereof, to the repayment of the Term Loans the funds remitted to CCCIS by InfoVest from the sale of any Capital Stock by InfoVest. Each Lender shall apply each such repayment received by such Lender to the scheduled principal payments of its Term Loan such that the amount applied to each scheduled payment bears the same ratio to the total amount of such repayment as the remaining outstanding principal amount of each such scheduled payment bears to the total remaining outstanding principal amount of such Lender's Term Loan.


   9.14 OTHER AGREEMENTS.

      (a) Maintain in full force and effect, on terms no less favorable to the Borrowers and InfoVest then exist on the date of this Agreement, the Amended and Restated Data Base Licensing Agreement dated as of May 1, 1992 among the Borrowers, InfoVest, CCC Vehicle Damage Estimators, Inc. and Motor Books Division, a unit of Hearst Business Publishing, Inc.

      (b) Enter into, on or prior to April 29, 1995, the Tech-Cor Agreement.

      (c) Maintain in full force and effect Interest Rate Contracts with one or more financial institutions acceptable to the Agent, in its sole discretion, with an aggregate notional principal amount equal to the outstanding principal amount of the Loans, at fixed or maximum interest rates and upon terms and conditions (including, without limitation, measures of damages for early termination), acceptable to the Agent in its sole discretion.

      (d) Comply in all material respect with all indentures, loan or credit agreements and any other agreement, lease or instrument (including, without limitation, Contract Funding Agreements) to which such Borrower is a party.

      (e) Prior to May 30, 1994, deliver to the Agent executed copies of any Contract Funding Agreement entered into by such Borrower after the date of this Agreement.

   9.15 INSURANCE. Maintain, and cause each subsidiary to maintain with financially sound and reputable insurers, insurance as may be required by Applicable Law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

SECTION 10. NEGATIVE COVENANTS

   Each Borrower with respect to itself, covenants and agrees with the Agent and each Lender that from and after the Effective Date and so long as this Agreement shall remain in effect and Loans or any other amounts owing under this Agreement shall be unpaid, such Borrower will not, directly or indirectly, unless the Required Lenders shall otherwise consent in writing;

   10.1 USE OF PROCEEDS. Use the proceeds of the Loans for any purpose other than to (i) retire the Existing Indebtedness, (ii) acquire from White River Ventures, Inc. its entire interest in UCOP Inc. for a purchase price not to exceed $7,000,000, plus interest thereon, as contemplated in the Call Agreement dated as of March 30, 1994 between InfoVest and White River Ventures, Inc. (a copy of which is attached hereto as Schedule 10.1), (iii) pay fees and transaction expenses incurred in connection with the transactions contemplated by the Loan Documents and the transaction described in clauses (i) and (ii) above, or (iv) provide funds for general corporate purposes in accordance with the terms of this Agreement.

   10.2 FINANCIAL COVENANT. Permit the Total Debt Service Coverage, as determined for CCCIS's fiscal year ending April 30, to be less than the ratio set forth opposite such fiscal year below:

                                   Minimum
        Fiscal Year Ending          Ratio
        ------------------         -------
          April 30, 1995             1.10
          April 30, 1996             1.50
          April 30, 1997             1.75
          April 30, 1998             2.00
          April 30, 1999             2.00

   10.3 AMENDMENTS. Amend, or consent to any amendment, waiver, supplement or modification of any Loan Document or the Servicing Agreement.

   10.4 MAXIMUM CREDITS OUTSTANDING. Permit (i) the aggregate principal amount of outstanding Revolving Credit Loans or the Term Loan of a Lender to exceed such Lender's Revolving Credit Loan Commitment or Term Loan Commitment, respectively, or (ii) the aggregate principal amount of outstanding Revolving Credit Loans or Term Loans of the Lenders to exceed the Aggregate Revolving Credit Loan Commitment or Aggregate Term Loan Commitment, respectively.

   10.5 LIENS. Create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation, except (i) as contemplated by the Security Agreement to which such Borrower is a party, (ii) with respect to permitted Indebtedness which, when combined with permitted Indebtedness of the other Borrower, in the aggregate, does not exceed $500,000, (iii) with respect to Contract Funding Agreements, (iv) Purchase Money Liens with respect to Purchase Money Debt in an aggregate principal amount, when combined with Purchase Money Debt incurred by the other Borrower, of no more than $500,000, (v) Liens with respect to Capital Leases arising in the ordinary course of business of such Borrower; PROVIDED, that (x) the property underlying such Capital Leases is not property subject to the Lien of any Security Agreement and (y) the aggregate outstanding principal amount of all such Capital Leases, when combined with the aggregate outstanding principal amount of all Capital Leases of the other Borrower, does not at any time exceed $2,000,000, and
(vi) Liens with respect to Indebtedness representing all or any part of the purchase price of any property purchased for resale or lease to customers in the ordinary course of business of a Borrower or any of a Borrower's subsidiaries, PROVIDED, that the gross amount of such resale price or the aggregate lease payments required to be made throughout the terms of the lease exceeds such Indebtedness, that such resale or lease occurs within three months after the date such Indebtedness arises and that the terms of such resale or lease require payments to such Borrower or such subsidiary that are sufficient to repay such Indebtedness and interest thereon on a timely basis.

  10.6 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except (i) the Loans, (ii) Indebtedness existing on the date of the execution of this Agreement; PROVIDED, HOWEVER, that such Indebtedness shall not be extended beyond the maturity date therefor and increased above the amount thereof as both existed on the date of execution of this Agreement, (iii) other Indebtedness to the Agent or the Lenders arising hereunder, (iv) Indebtedness representing the fees payable to the Collateral Agent pursuant to the Security Agreement to which such Borrower is a party, (v) Indebtedness or other liability incurred in the ordinary course of business of such Borrower; PROVIDED, that such Indebtedness, when combined with permitted Indebtedness of the other Borrower, does not exceed at any one time outstanding $100,000,
(vi) Indebtedness with respect to Contract Funding Agreements, (vii) Purchase Money Debt in an aggregate principal amount, when combined with Purchase Money Debt incurred by the other Borrower, of no more than $500,000, (viii) Indebtedness with respect to Capital Leases, when combined with the aggregate outstanding principal amount of Capital Leases of the other Borrower, not to exceed at any time an aggregate outstanding principal amount equal to $2,000,000, (ix) Indebtedness representing all or any part of the purchase price of any property purchased for resale or lease to customers in the ordinary course of business of a Borrower or any of a Borrower's subsidiaries, PROVIDED, that the gross amount of such resale price or the aggregate lease payments required to be made throughout the terms of the lease exceeds such Indebtedness, that such resale or lease occurs within three months after the date such Indebtedness arises and that the terms of such resale or lease require payments to such Borrower or such subsidiary that are sufficient to repay such Indebtedness on a timely basis, and (x) loans borrowed by CCCIS from InfoVest; PROVIDED, that such loans are made from the proceeds of the sale of the stock or assets of Credit Card Service Corporation, GIS Information Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. or

Phone Base Systems, Inc. and that such loans are unsecured and subordinated to the Loans and are made on terms and conditions acceptable to the Agent and the Banks.

   10.7 PROHIBITION OF FUNDAMENTAL CHANGES. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time), whether in one or a series of transactions, all or any substantial part of its assets, or permit any of its subsidiaries to do any of the foregoing; PROVIDED, HOWEVER, that (i) any subsidiary (other than a Borrower) may merge or consolidate with any other subsidiary (other than a Borrower), (ii) any subsidiary (other than a Borrower) may sell, lease, transfer or otherwise dispose of any or all of its assets to another subsidiary (other than a Borrower), (iii) such Borrower may merge or consolidate with the other Borrower, PROVIDED that, immediately after such merger or consolidation, no Event of Default shall exist and there shall not be a default under any Loan Document or any material loan agreement to which either Borrower is a party, (iv) any subsidiary (other than a Borrower) may merge or consolidate with any other corporation, provided that, immediately after giving effect to such merger or consolidation (A) the continuing or surviving entity of such merger or consolidation shall be such subsidiary and
(B) no Event of Default shall exist, (v) such Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets to the other Borrower, (vii) CCCIS may wind up, liquidate, dissolve, convey, sell or otherwise dispose of the stock or assets of Equitel Corp. or Original
Research II Corporation, (vii) CCCIS may transfer the Capital Stock of
Equitel Corp. or Original Research II Corporation to InfoVest and (viii)
CCCDC may wind up, liquidate or dissolve its affairs and in connection with any such winding up, liquidation or dissolution, shall transfer all of its assets to CCCIS or a wholly-owned subsidiary of CCCIS; PROVIDED, that in the case of the transfer of all of the assets of CCCDC to such subsidiary, such subsidiary executes and delivers to the Agent such agreements, documents and instruments requested by the Agent to add such subsidiary as a "Borrower" hereunder and to effectuate the granting by such subsidiary to the Collateral Agent of a security interest in all of its assets.

   10.8 SALES OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of any of its assets, including its accounts receivable, except for (i) the stock or assets of Equitel Corp. and Original Research II Corporation, (ii) equipment leased or sold by such Borrower to its customers in the ordinary course of the business of such Borrower in connection with generation by such Borrower of accounts receivable, (iii) the sale of obsolete or worn out assets, PROVIDED, that the fair market value of such assets at the time of sale thereof, together with the fair market value of assets sold by the other Borrower at the time of such sale thereof, shall not exceed $500,000 in any one fiscal year of such Borrower and (iv) the assignment of leases pursuant to the Contract Funding Agreements.

   10.9 OTHER SUPPORTED CREDIT. Agree to, or, become liable with respect to any surety bond, letter of credit or any commercial paper, promissory note support or acceptance financing.

   10.10 DIVIDENDS. Declare or pay any cash dividends or make any cash distribution in respect of, any shares of its Capital Stock now or hereafter outstanding; PROVIDED, that CCCIS may pay cash dividends to InfoVest after April 29, 1997 to the extent legally permitted to do so in an amount not to exceed the lesser of (i) the amount of dividends, if any, paid by InfoVest to the holders of record of the $39,000,000 Class A Redeemable Voting Preferred Stock of InfoVest and (ii) eight percent (8.0%) of the $39,000,000 Class A Redeemable Voting Preferred Stock of InfoVest in any calendar year if Total Debt Service Coverage at the time of payment of such cash dividends exceeds 2.0.

   10.11 CAPITAL EXPENDITURES; INVESTMENTS. Make any Capital
Expenditures or any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person in an amount, in any fiscal year of CCCIS, which together with such Capital Expenditures, advances, loans, extensions, capital contributions, purchases or investments made by the other Borrower, exceeds the sum of $2,000,000 plus the Excess Cash for such year not applied as a reduction of the Term Loan pursuant to
Section 3.4, except for (i) Permitted Investments and (ii) loans to employees and sales representatives; PROVIDED, that the aggregate outstanding amount of such loans shall not exceed $300,000 at any one time.

   10.12 TRANSACTIONS WITH AFFILIATES. Enter into any transactions, including without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with InfoVest, White River or any affiliate listed on Schedule
10.12; PROVIDED, that (x) CCCIS may make payments (i) in an amount not to exceed $1,500,000 in any fiscal year to InfoVest as compensation for the services which are rendered by InfoVest to CCCIS pursuant to the Servicing Agreement, (ii) to GIS Information Systems, Inc. as compensation for the purchase of computer service bureau services, PROVIDED, that such services are furnished in arms-length transactions between CCCIS and GIS Information Systems, Inc. and that GIS Information Systems, Inc. charges CCCIS no more for such services than the lowest rate charged by GIS Information Systems, Inc. to any third party, unaffiliated entity for similar services, (iii) to White River as compensation for corporate services provided by White River to CCCIS, PROVIDED, that such services are furnished in arms-length transactions between CCCIS and White River and are related to either (a) investment advisory services furnished to CCCIS by White River, (b) services in connection with the filing of all regular and periodic financial information, proxy materials and other information and reports, if any, by White River on behalf of CCCIS or any of its subsidiaries with the Securities and Exchange Commission, or
(c) legal, tax and treasury services furnished by White River on behalf of CCCIS, (iv) on behalf of CCCDC for (a) compensation of employees of CCCDC, (b) permitted Indebtedness incurred by CCCDC and (c) other expenses that arise in the ordinary course of business of CCCDC, (v) to Original Research II Corporation as compensation in connection with "consumer satisfaction index services" provided by Original Research II Corporation to CCCDC, PROVIDED, that such services are furnished in arms-length transactions between Original Research II Corporation and CCCDC, and (vi) to InfoVest as reimbursement for federal, state or local income taxes actually paid by InfoVest on behalf of CCCIS, (y) CCCDC may make payments on behalf of CCCIS for (1) compensation of employees of CCCIS, (2) permitted Indebtedness incurred by CCCIS and
(3) other expenses that arise in the ordinary course of business of CCCIS, and
(z) CCCIS may borrow loans from InfoVest; PROVIDED, that such loans are from the proceeds of the sale of the stock or assets of Credit Card Service Corporation, GIS Information Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. or Phone Base Systems, Inc.
and that such loans are unsecured and subordinated to the Loans and are made on terms and conditions acceptable to the Agent and the Required Lenders.

   10.13 ACQUISITIONS. Make any acquisition of by lease, purchase or otherwise, all or substantially all of the assets of any Person, or enter into any joint venture or economic or equity partnership with, any Person, except (i) in the normal course of business of such Borrower, PROVIDED, that such Borrower may make any such acquisition or enter into any such joint venture or partnership (x) at any time during the period ending on the date which is twelve months after the date of this Agreement if such Borrower will not be obligated to expend an amount which, when added to the amount expended or obligated to be expended by such Borrower or the other Borrower with respect to other acquisitions, joint ventures or partnerships during such period would cause the aggregate amount expended by the Borrowers for such purposes to exceed $1,000,000 during such period, and (y) during any twelve month period thereafter if the Borrower will not be obligated to expend an amount which, when added to the amount expended or obligated to be expended by such Borrower or the other Borrower with respect to acquisitions, joint ventures or partnerships during such period would cause the aggregate amount expended by the Borrowers for such purposes to exceed $2,000,000 during such period, (ii) with Tech-Cor in connection with the Tech-Cor Agreement, and (iii) with Hearst Business Publishing, Inc. in connection with the Amended and Restated Data Base Licensing Agreement dated as of May 1, 1992 among CCCIS, InfoVest, CCCDC, CCC Vehicle Damage Estimates, Inc. and Motor Books Division, a unit of Hearst Business
Publishing, Inc.

   10.14 CAPITAL STOCK. Issue any Capital Stock, other equity securities or any other ownership interest in (including, without limitation, stock or securities exchangeable for or convertible into Capital Stock, other equity securities or ownership interests) either Borrower to any Person, except to InfoVest.

SECTION 11. EVENTS OF DEFAULT

   11.1 EVENTS OF DEFAULT. In case of the happening of any of the following events (herein sometimes called "Events of Default"):

      (a) the principal amount of any Loan, any Note or any installment of principal with respect to a Term Loan shall not be paid when due and payable; or

            (b) any interest payable on any Note or any Loan, the Commitment Fee or any other fees related to this Agreement or the transactions contemplated hereby shall not be paid within three days after the date when due and payable; or

            (c) any other amount payable under this Agreement shall not be paid within ten days after the date when due and payable; or

            (d) any representation or warranty made or deemed to be made or reaffirmed by a Borrower herein or in any Loan Document, certificate, agreement, instrument or statement contemplated by or made or delivered pursuant to or in connection herewith, shall prove to have been incorrect in any material respect when made or deemed made; or

            (e) a Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document; PROVIDED, that the failure to perform or observe any covenant contained in Sections 9.3, 9.5 (iii), 9.8 (but only to the extent such failure is not covered by another subsection of this
      Section 11.1) or 9.15 of this Agreement, or Sections 3.2(a) (but only to the extent such failure is not covered by another subsection of this
      Section 11.1), 3.2(b) or 3.2(m) of any Security Agreement, shall not be an Event of Default unless such failure shall remain unremedied for thirty (30) days after the earlier of the date such Borrower has become aware of such failure or the date after such Borrower has received notice thereof; PROVIDED, FURTHER, that the failure to perform or observe any covenant contained in Sections 9.9 or 9.11 of this Agreement, or Sections 3.2(e) or 3.2(i) of any Security Agreement, shall not be an Event of Default unless such failure shall remain unremedied for fifteen (15) days after the earlier of the date such Borrower has become aware of such failure or the date after such Borrower has received notice thereof; or

            (f) any Loan Document shall, at any time after its execution and delivery, for any reason cease to be in full force and effect in any material respect (unless such occurrence is in accordance with its terms or after payment thereof) or shall be declared to be null and void or the validity or enforceability thereof shall be contested by a Borrower or any Borrower shall deny that it has any or further liability or obligation thereunder; or

            (g) the Guaranty or the Pledge Agreement shall, at any time after its execution and delivery, for any reason cease to be in full force and effect in any material respect (unless such occurrence is in accordance with its terms or after payment thereof) or shall be declared to be null and void or the validity or enforceability thereof shall be contested by InfoVest or InfoVest shall deny that it has any or further liability or obligation thereunder; or

            (h) a Borrower or InfoVest or any subsidiary of either (other than Credit Card Service Corporation, GIS Information Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. and Phone Base Systems, Inc.) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) commence a voluntary case under, or file a petition seeking to take advantage, of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any allegations, or any petition filed, against it in an involuntary case under such Federal Bankruptcy Code or other law, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

            (i) a proceeding or case shall be commenced without the application or consent of a Borrower or InfoVest or any subsidiary of either (other than Credit Card Service Corporation, GIS Information Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. and Phone Base Systems, Inc.), in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such Borrower or InfoVest or any subsidiary of either (other than Credit Card Service Corporation, GIS Information

      Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. and Phone Base Systems, Inc.), (ii) the appointment of a trustee, receiver, custodian, liquidator, supervisor or the like of such Borrower or InfoVest or any subsidiary of either other than Credit Card Service Corporation, GIS Information Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. and Phone Base Systems, Inc.) or of all or any substantial part of their respective assets or (iii) similar relief in respect of such Borrower or InfoVest or any subsidiary of either (other than Credit Card Service Corporation, GIS Information Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. and Phone Base Systems, Inc.) under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty consecutive days, or an order for relief against such Borrower or InfoVest or any subsidiary of either (other than Credit Card Service Corporation, GIS Information Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. and Phone Base Systems, Inc.) shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect); or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied in respect of an obligation (alleged or otherwise) of such Borrower or InfoVest or any subsidiary of either (other than Credit Card Service Corporation, GIS Information Systems, Inc., Equitel Corp., Original Research II Corporation, Uniphone Systems, Inc. and Phone Base Systems, Inc.) against a substantial part of the property of such Borrower or InfoVest or any subsidiary of either (other than Uniphone Systems, Inc. and Phone Base Systems, Inc.) and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within thirty days after its issue or levy; or

            (j) A Borrower or InfoVest shall fail to pay when due any amount in respect of any Indebtedness in the aggregate in excess of $100,000 for money borrowed or for the deferred purchase price of property created, issued, guaranteed, incurred or assumed by such Borrower or InfoVest, as the case may be, or any other event shall occur or any condition shall exist in respect of any such Indebtedness the effect of which is to cause (or permit any holder thereof or a trustee to cause), without giving effect to the giving of notice or the lapse of time, or both, such Indebtedness to become due prior to its stated maturity; or

      (k) White River shall not own, directly or indirectly, at least 51% of the then outstanding voting securities of InfoVest, or InfoVest's Board of Directors shall consist of more than seven (7) members, or InfoVest's Board of Directors shall not have (i) at least two members each of whom is either a director, an officer or an employee of White River or of any affiliate of White River, (ii) at least three members each of whom was recommended by the senior management of InfoVest, and (iii) remaining members, if any, each of whom was recommended by White River; or

      (l) any representation or warranty made or reaffirmed by InfoVest in the Pledge Agreement, in the Guaranty or in any certificate, agreement, instrument or written statement made or delivered pursuant thereto, shall have been incorrect when made or reaffirmed in any material adverse respect; or

      (m) the lien of a Security Agreement in favor of the Collateral Agent shall cease to be a valid assignment of, and valid and perfected first priority lien upon and security interest in, the Assigned Collateral, as security for the repayment of the Borrowers' obligations under this Agreement, or such lien shall cease to be valid as against creditors of such Borrower; or

      (n) the lien of the Pledge Agreement in favor of the Collateral Agent shall cease to be a valid assignment of, and valid and perfected first priority lien upon and security interest in, the Pledged Collateral, as security for the payment of InfoVest's obligations under Guaranty, or such lien shall cease to be valid as against creditors of InfoVest; or

      (o) any judgment against a Borrower or InfoVest or any of their respective subsidiaries or any attachment, levy or execution against any of their respective properties shall remain unpaid, unstayed on appeal,

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

   undischarged, unbonded or undismissed for a period of thirty (30) days or more; or

      (p) a Termination Event shall have occurred with respect to a Plan, resulting in the imposition of liability against a Borrower or InfoVest in an amount in excess of $100,000; or

      (q) InfoVest shall fail to perform or observe any term, covenant or agreement contained in the Guaranty or the Pledge Agreement; PROVIDED, that the failure to perform or observe any covenant contained in Sections 4.3, 4.5 (iii), 4.8 (but only to the extent such failure is not covered by another subsection of this Section 11.1) or 4.15 of the Guaranty, or Sections 3.2(a) (but only to the extent such failure is not covered by another subsection of this Section 11.1), 3.2(b) or 3.2(m) of the Pledge Agreement, shall not be an Event of Default unless such failure shall remain unremedied for thirty (30) days after the earlier of the date InfoVest has become aware of such failure or the date InfoVest has received notice thereof; PROVIDED, FURTHER, that the failure to perform or observe any covenant contained in Sections 4.9 or 4.11 of the Guaranty, or Sections 3.2(e) or 3.2(i) of the Pledge Agreement, shall not be an Event of Default unless such failure shall remain unremedied for fifteen (15) days after the earlier of the date InfoVest has become aware of such failure or the date InfoVest has received notice thereof; or

      (r) InfoVest shall not own, directly or indirectly, 100% of the then outstanding voting securities of either Borrower, or CCCIS shall not own, directly or indirectly, 100% of CCCDC; or

      (s) the agreement between White River and InfoVest with respect to White River's equity investment in InfoVest, in form and substance satisfactory to the Required Lenders, substantially as contemplated by the letter and proposal attached hereto as Schedule 8.3, shall, at any time after its execution and delivery, for any reason cease to be in full force and effect in any material respect (unless such occurrence is in accordance with its terms) or shall be declared to be null and void or the validity or enforceability thereof shall be contested by White River or InfoVest or either


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

   of them shall deny that it has any or further liability or obligation thereunder; or

      (t)  a termination or dissolution of CCCDC shall occur pursuant to
   Article XI of the Joint Venture Agreement; PROVIDED, that the termination or dissolution of CCCDC in connection with the transfer of all of the assets of CCCDC to CCCIS or a wholly-owned subsidiary of CCCIS shall not be an Event of Default; PROVIDED, that in the case of the transfer of all of the assets of CCCDC to such subsidiary, such subsidiary executes and delivers to the Agent such agreements, documents and instruments requested by the Agent to add such subsidiary as a "Borrower" hereunder and to effectuate the granting by such subsidiary to the Collateral Agent of a security interest in all of its assets;

then, at any time after the continuance of such event, the Agent shall, upon the direction of the Required Lenders at the same or different times, take one or more of the following actions: (i) give notice (which may be telephone notice confirmed in writing) to the Lenders and the Borrowers of the occurrence of an Event of Default, and the date of the giving of such notice shall become the Credit Expiration Date with respect to each Lender hereunder and each Lender's obligation to make Loans shall be terminated, and (ii) by notice to the Borrowers (except that in the case of the occurrence of any Event of Default described in Section 11.1(h) or 11.1(i), no such notice shall be required and such termination and acceleration shall be automatic) declare the unpaid principal amount and interest under the Notes, the Loans and all other amounts payable to the Lenders by the Borrowers hereunder to be forthwith due and payable, whereupon such amounts shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.

SECTION 12.  FEES

   12.1 AGENT FEES. The Borrowers shall pay to the Agent such fees at such times as set forth in a letter agreement between the Agent and the Borrowers.

   12.2 COMMITMENT FEE. As consideration for incurring the obligation to make the Revolving Credit Loans,


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

the Borrowers, jointly and severally, shall pay to Agent, for the account of the Lenders in proportio: Commitment Percentages, a daily Commitment Fee, from and including the date of execution of this Agreement to but excluding the Credit Expiration Date, equal to the quotient of (i) the product of (A) the positive result of (1) the Aggregate Revolving Credit Loan Commitment, less (2) the aggregate outstanding Revolving Credit Loans and (B) 0.5%, divided by (ii) 360. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing on the last Business Day of June, 1994.

   12.3 EXPENSES. The Borrower, jointly and severally, will pay all reasonable out-of-pocket costs and expenses incurred by the Agent and the Lenders (including, without limitation, the fees and out-of-pocket expenses of Seward & Kissel, counsel to the Agent) (i) in connection with the preparation of this Agreement and the other Loan Documents (whether or not the transactions hereby or thereby contemplated shall be consummated), (ii) in connection with any waivers, amendments or extensions with respect to any of the foregoing documents, and (iii) in connection with the Loans hereunder. The Borrowers, jointly and severally, will also pay all costs and expenses incurred by the Agent and the Lenders (including the fees and out-of-pocket expenses of counsel to the Agent and the Lenders) in connection with the administration of and the enforcement and protection of the rights of the Agent and the Lenders in connection with, this Agreement and the other Loan Documents.

   12.4 INVOICES FOR FEES. Each Lender and the Agent shall from time to time submit to the Borrowers for payment invoices for fees under this Agreement when the same shall become due and payable and for any costs and expenses incurred by each Lender and the Agent in connection with this Agreement and the transactions contemplated hereby.

SECTION 13. THE AGENT

   13.1 APPOINTMENT. Each Lender hereby appoints the Agent to act as herein specified. Each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder, or under the Loan documents, by or through its agents or employees.

   13.2 NATURE OF DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement and the other Loan Documents, a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrowers in connection with its making the Loans hereunder and shall make its own appraisal of the creditworthiness of the Borrowers; and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto.

   13.3 CERTAIN RIGHTS OF THE AGENT. Neither the Agent nor any its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by it hereunder or under any of the Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, priority, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the financial condition of any Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Borrower, or the existence or possible existence of any Event of Default or Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or any of the Loan Documents it is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement or any of the Loan Documents until it shall have received such instructions from the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Loan Documents in accordance with the instructions of the Lenders.

   13.4 RELIANCE. The Agent shall be entitled to rely upon any written notice or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all legal matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

   13.5 INDEMNIFICATION. To the extent that the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent, acting pursuant hereto, in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents, in proportion to such Lender's Commitment Percentage as a result of which any such liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement is so imposed on, incurred by or asserted against the Agent; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this paragraph shall survive the termination of this Agreement.

   13.6 AGENT INDIVIDUALLY. With respect to its obligations hereunder and under the other Loan Documents, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any Lender. The Agent may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with either Borrower or any other Person as if it were not acting pursuant hereto.

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

   13.7 RESIGNATION BY THE AGENT. The Agent may resign from the performance of all of its functions and duties as Agent hereunder or under any other Loan Document at any time by giving fifteen (15) Business Days prior written notice to the Borrowers and the Lenders. Such resignation shall take effect upon the appointment of a successor. Upon any such resignation, the Required Lenders shall appoint a mutually acceptable successor Agent (which shall be reasonably acceptable to the Borrowers).

SECTION 14. MISCELLANEOUS

   14.1 NOTICES. Except where telephonic (which shall be confirmed in writing promptly) instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, or by facsimile, or telegram (with messenger delivery specified in the case of a telegram), and shall be deemed to be given for purposes of this Agreement on the date on which such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section 14.1 (except that any notice sent by registered or certified mail shall be deemed to have been given on the fifth Business Day after such notice is deposited for delivery in the United States mail). Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 14.1, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

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

      (a) with respect to CCCIS:

          CCC Information Services Inc.
          World Trade Center Chicago
          444 Merchandise Mart
          4th Floor
          Chicago, Illinois 60654-1005
          Attention:  Mr. Gary Bjarnson
          Telephone:  (312) 222-4636, ext. 2575
          Facsimile:  (312) 527-2298

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Attention:  Leland Hutchinson, Esq.
          Telephone:  (312) 853-7403
          Facsimile:  (312) 853-7036

      (b) with respect to CCCDC:

          CCC Development Company
          World Trade Center Chicago
          444 Merchandise Mart
          4th Floor
          Chicago, Illinois 60654-1005
          Attention:  Mr. Gary Bjarnson
          Telephone:  (312) 222-4636, ext 2575
          Facsimile:  (312) 527-2298

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Attention:  Leland Hutchinson, Esq.
          Telephone:  (312) 853-7403
          Facsimile:  (312) 853-7036

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

      (c) with respect to the Agent:

          Canadian Imperial Bank of Commerce
          New York Agency
          425 Lexington Avenue
          New York, New York 10017
          Attention:  Ms. Arlene Tellerman,
                      Syndications Department
          Telephone:  (212) 856-3695
          Facsimile:  (212) 856-3763

      (d) with respect to CIBC Inc., as Lender:

          CIBC Inc.
          425 Lexington Avenue
          New York, New York 10017
          Attention:  Ms. Arlene Tellerman,
                      Syndications Department
          Telephone:  (212) 856-3695
          Facsimile:  (212) 856-3763

      (e) with respect to any other Lender, such address for notices as set forth on the applicable signature page hereto or in the Assignment Agreement pursuant to which such Lender became a party hereto.

Any party may designate a different or additional address for the delivery of notices by providing notice thereof to the other parties. Except as provided to the contrary above, all notices, demands, and other communications shall be effective upon personal delivery or upon the date of receipt by the addressee as shown on the return receipt. Rejection or other refusal to accept notices, demands, or other communications shall be of no effect, and all notices, demands, and other communications which are rejected or acceptance of which is refused shall be deemed to be effective upon the date on which the same were rejected or refused.

   14.2 SURVIVAL AND TERMINATION OF AGREEMENT. All covenants, agreements, representations and warranties made herein and in the certificates and other documents delivered pursuant hereto shall survive (i) the making by the Lenders of the Loans herein contemplated, (ii) the execution and delivery to the Lenders of the Notes, and (iii) the making of any investigation, and shall continue in full force and effect to the Credit Expiration Date or so long as any Loan or any amount payable to the Lenders or the Agent in

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

connection with this Agreement is unpaid whichever is later, at which time this Agreement shall terminate, it being expressly understood that the obligations of the Borrowers under Sections 6.1, 6.5, 9.7 and 12 hereof shall survive any termination of this Agreement.

   14.3 APPLICABLE LAW. THIS AGREEMENT AND THE MASTER NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

   14.4 WAIVER; MODIFICATIONS IN WRITING. No failure or delay on the part of the Agent or a Lender in exercising any right, power or remedy hereunder or under the Notes or with respect to the Loans shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Agent or a Lender at law or in equity. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by a Borrower thereoffrom, shall be effective unless the same shall be in writing and signed by or on behalf of the Agent and the Required Lenders except that any amendment, modification, or waiver
(i) reducing the principal amount of, reducing the interest rate borne by, or extending the final maturity of the Loans, or (ii) revising the repayment schedule for the Term Loans, or (iii) reducing the amount of the fees payable pursuant hereto, or (iv) changing the definition of "Required Lenders" or "Commitment Percentage", or the provisions contained in this Section 14.4 or
(v) releasing Assigned Collateral or Pledged Collateral, except to the extent the sale of such Assigned Collateral or Pledged Collateral is permitted by this Agreement, any Security Agreement or the Pledge Agreement, shall not be effective unless evidenced by a writing signed by or on behalf of all Lenders. Any waiver of any provisions of this Agreement and any consent to any departure by a Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on a Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

   14.5 NON-WAIVER OF RIGHTS. Neither any failure nor any delay on the part of the Agent or any Lender in

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exercising any right, power or privilege hereunder or under the Loan
Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

   14.6 RIGHT TO GRANT ASSIGNMENTS AND PARTICIPATIONS. (a) Each Lender may from time to time sell Assignments in its Loans and its Notes (or any portion thereof) to Assignees (but only with the consent of the Borrowers and the Agent, which consents will not be unreasonably withheld or delayed, and which consent, in the case of the Borrowers, will be deemed to have been given in the absence of a written notice delivered by the Borrowers to the Agent, on or before the fifth Business Day after receipt by the Borrowers of such Lender's request for consent, stating, in reasonable detail, the reasons why the Borrowers propose to withhold such consent); PROVIDED, that (i) no such consent by the Borrowers or the Agent shall be required in the case of an Assignment by a Lender to any of its affiliates or to another Lender, (ii) any such partial Assignment must be in a minimum amount of $5,000,000 (such amount with respect to the Assignment of the Revolving Credit Loan Commitment to be reduced pro rata by any permanent reductions in the Revolving Loan Commitment), and (iii) each such Assignment by a Lender of its Loans, Notes or commitment under this Agreement shall be made in such manner so that the same portion of its Loans, Notes and commitment under this Agreement is assigned to the respective Assignee. Upon execution and delivery by the assigning Lender and the Assignee to the Borrowers and the Agent of an Assignment Agreement pursuant to which the Assignee agrees to become a "Lender" hereunder (if not already a Lender), having the Revolving Credit Loan Commitment and the Term Loan Commitment and Loans specified in such instrument, and upon consent thereto by the Borrowers and the Agent to the extent required above, the Assignee shall have, to the extent of such Assignment (unless otherwise provided in such Assignment with the consent of the Borrowers and the Agent), the obligations, rights and benefits of a Lender hereunder and under the other Loan Documents holding the commitments and Loans (or portions thereof) assigned to it (in addition to the commitments and Loans, if any, theretofore held by such Assignee and the assigning Lender shall, to the extent of such Assignment, be released from its oblgiations hereunder and under the other Loan Documents. Within five Business Days after its receipt of an Assignment Agreement, the

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Borrowers shall execute and deliver to the Agent (for delivery to the relevant Assignee) a new Master Note and a new Term Note evidencing such Assignee's Loans and commitments and, if the assigning Lender has retained Loans and commitments hereunder,a replacement Master Note and a replacement Term Note in the principal amount of the Revolving Credit Loans and Term Loans retained by the assigning Lender hereunder (such Notes to be in exchange for, but not in payment of, the Notes then held by the assigning Lender). Each such Note shall be dated the date of the predecessor Note.

   (b) Upon notice to the Borrowers and the Agent, but without the consent of the Borrowers, a Lender may sell or agree to sell to one or more financial institutions (each a "Participant") a Participation in all or any part of any Loans held by it, or in its commitments under this Agreement; PROVIDED, that each Lender may grant no more than two Participations; PROVIDED, FURTHER, that (i) no Participation contemplated in this Section 14.6(b) shall relieve such Lender from its commitments or obligations under this Agreement or under any other Loan Document, (ii) such Lender shall remain solely responsible for the performance of its obligations under this Agreement and under any Loan Document, and (iii) the Borrowers and the Agent shall continued to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents.
Each Participant shall not have any rights or benefits under this Agreement or any Note (the Participant's rights against such Lender in respect of such Participation to be those set forth in the agreement executed by such Lender in favor of the Participant), except that, notwithstanding anything contained herein to the contrary, each Participant shall have the same rights as a Lender in respect of the rights granted to the Lenders under Sections 6.1,
6.5 and 9.7. All amounts payable by the Borrowers to any Lender in respect of Loans held by it, and its commitments, shall be determined as if such Lender had not sold or agreed to sell any Participations in such Loans and commitments, and as if such Lender were funding each of such Loans and commitments in the same way that it is funding the portion of such Loans and commitments in which no Participations have been sold. In no event shall a Lender that sells a Participation agree with the Participant to take or refrain from taking any action hereunder except that such Lender may agree with the Participant that it will, not without the consent of the Participant, agree to

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(i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender's related commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee, or (v) release Assigned Collateral or Pledged Collateral, except to the extent the sale of such Assigned Collateral or Pledged Collateral is permitted by this Agreement, any Security Agreement or the Pledge Agreement.

   (c) Anything in this Section 14.6 to the contrary notwithstanding, any Lender may assign or pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

   (d) A Lender may furnish any information concerning a Borrower or InfoVest in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to such Assignees' or Participant's agreement to be bound by the requirements of
Section 14.12 hereof.

   14.7 SUCCESSORS AND ASSIGNS. (a) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns, except that the Borrowers may not assign or transfer (by operation of law or otherwise) all or any part of its rights or obligations hereunder without the prior written consent of the Agent and the Lenders.

   (b) Notwithstanding the foregoing, each Lender may at any time change the Booking Office designated by it on Schedule 1-B. Each Lender shall give prompt notice to the Agent and the Borrowers of any change in any Booking Office.

   14.8 CAPTIONS. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.


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   14.9 COUNTERPARTS. This Agreement may be executed in counterparts which, taken together, shall constitute a single document.

   14.10 SEVERABILITY. In case any one or more of the provisions contained in this Agreement or any Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

   14.11 WAIVER OF TRIAL BY JURY; CONSENT TO JURISDICTION. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. Each Borrower irrevocably consents that any legal action or proceeding against it under, arising out of or in any manner relating to this Agreement or any instrument or document delivered pursuant to this Agreement may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York. Each Borrower, by its execution and delivery of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each Borrower has irrevocably appointed The Prentice-Hall Corporation System, Inc., located as of the date hereof at 15 Columbus Circle, New York, New York 10023-7773, as its agent to receive, accept and acknowledge for and on its behalf, service of any and all legal process, summons, notices and documents which may be served in any proceeding brought in any court which may be made on such agent. If for any reason such agent shall cease to be available to act as such, each Borrower agrees to designate a new agent in The City of New York on the terms and for the purposes of this Section 14.11 satisfactory to the Agent and the Required Lenders. Each Borrower further irrevocably consents to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 14.1 hereof. Each Borrower hereby expressly and irrevocably waives any claim or defense in any such action or proceeding in either such court based on any alleged lack of personal jurisdiction, improper venue or FORUM NON CONVENIENS or any

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similar basis. Nothing in this Section 14.11 shall affect or impair in any manner or to any extent the right of the Agent or a Lender to commence legal proceedings or otherwise proceed against a Borrower in any jurisdiction or to serve process in any manner permitted by law.

   14.12 CONFIDENTIALITY. Each of the Agent and each Lender agrees that any non-public information (including, but not limited to, financial information) in its possession concerning the business and operations of each Borrower and InfoVest which was provided pursuant to the terms of this Agreement or the other Loan Documents shall be kept in strict confidence and shall not be disclosed to any third party, provided that (i) such information may be disclosed as required by or pursuant to Applicable Law or court order or process or as required by and to United States federal, state or provincial banking regulatory authorities, or the federal, state or provincial banking regulatory authorities of any other jurisdiction of organization of a Lender, conducting examinations of the Agent or any Lender, (ii) any such non-public information then in the possession of the Agent or such Lender may be examined by the accountants or attorneys utilized by the Agent or such Lender, and (iii) such non-public information may be furnished by the Agent or such Lender to Assignees and Participants (including prospective assignees and participants) if the Agent or such Lender requires that each prospective participant or assignee agree that any such non-public information regarding such Borrower or InfoVest, as the case may be, obtained by such prospective participant or assignee shall be kept in strict confidence and not disclosed to a third party without the written consent of such Borrower or InfoVest, as the case may be, except to such prospective participant's or assignee's accountants or attorneys and as may be required by or pursuant to Applicable Law, regulation or court order or process.

   14.13 SET-OFF. Each lender (including any of its branches) is hereby authorized at any time or from time to time, without notice to a Borrower or to any other Persons, any such notice being hereby expressly waived, to set off and to appropriate any and all deposits (general or special, matured or unmatured, time or demand, in whatever currency) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of a Borrower against and on account of the obligations and liabilities of the Borrowers to such Lender under this Agreement or any other Loan Document, irrespective of whether or not such



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Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured. In the event that any Lender exercises any of its rights set forth in the preceding sentence, such Lender agrees to provide written notice to the Agent of such exercise, specifying the amount of the obligation set off or appropriated, but no failure to provide notice shall in any way affect the set-off.

   14.14 SHARING. The Lenders agree among themselves that if any Lender shall obtain payment (whether through the exercise of a right of banker's lien, set-off or otherwise) in respect of the obligations of the Borrowers hereunder to such Lender and as a result thereof such Lender shall have received an amount in excess of its ratable share of such payment, such Lender shall promptly purchase from the other Lenders such participations, or make such other adjustments, as may be equitable to the end that the Lenders shall share the benefit of such payment pro rata in accordance with their Commitment Percentages hereunder; PROVIDED, HOWEVER, that if all or a portion of such payment is thereafter rescinded or must otherwise be restored, such purchase or adjustment shall be pro tanto rescinded and the purchase price restored (without interest). Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender so purchasing a participation may exercise any and all rights of banker's lien.

   14.15 BORROWERS' OBLIGATIONS. Notwithstanding anything contained in this Agreement to the contrary, all of the Borrowers' obligations under this Agreement shall be joint and several.


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